As filed with the Securities and Exchange Commission on June 22, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3848122
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Phone: (952) 476-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erik J. Romslo

General Counsel and Secretary

Northern Oil and Gas, Inc.

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Phone: (952) 476-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Phone: (216) 586-3939

Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
8.50% Senior Secured Second Lien Notes due 2023	$264,054,835(1)	100%	$264,054,835	$32,875
Common Stock, par value $0.001 per share	108,806,414	$2.81(2)	$305,746,023.34(2)	$38,066
Total	—	—	—	$70,941

(1)	Equals the sum of (i) $251,506,000, the original principal amount of the 8.50% Senior Secured Second Lien Notes due 2023 (the “Notes”) registered for resale hereby, and (ii) an additional $12,548,835 aggregate principal amount of Notes that may be issued if additional interest on the Notes is paid-in-kind through maturity.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average high and low prices of the common stock on the NYSE American on June 18, 2018.
(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 22, 2018

Prospectus

Northern Oil and Gas, Inc.

108,806,414 Shares of Common Stock

$264,054,835 8.50% Senior Secured Second Lien Notes due 2023

This prospectus relates to the resale, from time to time, of up to 108,806,414 shares of common stock, par value $0.001 per share (the “common stock”), and up to $264,054,835 aggregate principal amount (assuming additional interest is paid-in-kind through maturity) of 8.50% Senior Secured Second Lien Notes due 2023 (the “Notes” and, together with the common stock, the “securities”) previously issued by Northern Oil and Gas, Inc. (the “Company”) to the selling securityholders identified in this prospectus. The selling securityholders acquired the securities (i) upon the closing of our exchange transaction (the “Exchange Transaction”) on May 15, 2018, pursuant to an exchange agreement dated as of January 31, 2018 (as amended, the “Exchange Agreement”) and (ii) substantially concurrently with the closing of the Exchange Transaction pursuant to subscription agreements (the “Subscription Agreements”). See “Selling Securityholders.”

We are not offering any securities for sale under this prospectus and will not receive any proceeds from the sales of these securities by the selling securityholders under this prospectus.

The selling securityholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the securities from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

To the extent required, we will provide the specific terms of transactions in these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. See “Plan of Distribution.”

Our common stock is listed on the NYSE American under the symbol “NOG.” On June 21, 2018, the closing price of our common stock on the NYSE American was $2.65 per share.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2018.

-i-

EXPLANATORY NOTE

On January 31, 2018, the Company entered into the Exchange Agreement with holders (the “Supporting Noteholders”) of approximately $497 million, or 71%, of the aggregate principal amount of the Company’s then outstanding 8.000% Senior Notes due 2020 (the “Outstanding Notes”), pursuant to which the Supporting Noteholders agreed to exchange all of the Outstanding Notes held by each such Supporting Noteholder for approximately $155 million of the Company’s common stock and approximately $344 million in aggregate principal amount of the Company’s Notes.

On May 15, 2018 (the “Closing Date”), pursuant to the Exchange Agreement, the Company completed the Exchange Transaction and issued 103,249,915 shares of common stock and $344.3 million aggregate principal amount of Notes in exchange for the Outstanding Notes. The terms of the Notes include those stated in the Indenture entered into by the Company and Wilmington Trust, National Association, as trustee, on the Closing Date. See “Description of Notes.”

In accordance with the terms of the Exchange Agreement, on the Closing Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Supporting Noteholders pursuant to which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) a registration statement registering for resale the shares of common stock and the Notes issued to the Supporting Noteholders in the Exchange Transaction.

In connection with the Exchange Transaction, the Company and certain investors entered into Subscription Agreements whereby such investors agreed to purchase up to $52.0 million of common stock. Pursuant to the Subscription Agreements, on the Closing Date, the Company issued 34,666,668 shares of common stock to such investors at a price per share of $1.50.

Also on the Closing Date, the Company entered into a registration rights agreement (the “TSSP Registration Rights Agreement” and, together with the Registration Rights Agreement, the “Registration Rights Agreements”) with TPG Specialty Lending, Inc., TOP III Finance 1, LLC and TAO Finance 1, LLC (collectively, “TPG Sixth Street Partners”), pursuant to which the Company agreed to file with the SEC a registration statement registering for resale the shares of common stock issued to TPG Sixth Street Partners under the Subscription Agreement between the Company and TPG Sixth Street Partners.

We are registering the offer and sale of the securities offered for sale by the selling securityholders named in this prospectus to satisfy registration rights we have granted pursuant to the Registration Rights Agreements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling securityholders named in this prospectus or in one or more supplements to this prospectus may sell, from time to time, up to 108,806,414 shares of our common stock and up to $264,054,835 aggregate principal amount of our Notes.

This prospectus provides you with a general description of the securities the selling securityholders may offer. For a more complete understanding of the offering of the securities, you should refer to the registration statement of which this prospectus forms a part, including its exhibits. A prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus, including all documents incorporated herein or therein by reference, together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We and the selling securityholders have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We and the selling securityholders are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “we,” “us,” “our,” and the “Company” refer to Northern Oil and Gas, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at www.northernoil.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K (File No. 001-33999) for the year ended December 31, 2017, filed on February 23, 2018, as amended by Amendment No. 1 to our Annual Report on Form 10-K, filed on April 27, 2018;

•	our Quarterly Report on Form 10-Q (File No. 001-33999) for the quarterly period ended March 31, 2018, filed on May 7, 2018;

•	our Current Reports on Form 8-K (File No. 001-33999) filed on February 1, 2018, March 19, 2018 (two reports), March 21, 2018, April 4, 2018, April 10, 2018, May 8, 2018, May 15, 2018, May 18, 2018, May 31, 2018, June 4, 2018, June 7, 2018, June 13, 2018 and June 20, 2018; and

•	our Form 8-A (File No. 001-33999) filed on March 19, 2008, as amended by Amendment No. 1 to the 8-A on Form 8-A/A, filed on June 22, 2018, including any amendment or report filed for the purpose of updating the description of our common stock.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01, or corresponding information furnished under Item 9.01, of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Nicholas O’Grady

Chief Financial Officer

Northern Oil and Gas, Inc.

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Phone: (952) 476-9800

THE COMPANY

Northern Oil and Gas, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties, primarily in the Bakken and Three Forks formations within the Williston Basin in North Dakota and Montana. We believe the location, size and concentration of our acreage position in one of North America’s leading unconventional oil-resource plays will provide drilling and development opportunities that result in significant long-term value. Our primary focus is oil exploration and production through non-operated working interests in wells drilled and completed in spacing units that include our acreage. As a non-operator, we are able to diversify our investment exposure by participating in a large number of gross wells, as well as entering into more project areas by partnering with numerous experienced operating partners. In addition, because we can elect to participate on a well-by-well basis, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. Further, we are able to avoid exploratory costs incurred by many oil and gas producers.

Our executive offices are located at 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, and our telephone number is (952) 476-9800. Our website address is www.northernoil.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended on April 27, 2018, which is incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this prospectus, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on our properties, our ability to acquire additional development opportunities, changes in our reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products and prices.

We have based any forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results achieved may differ materially from expected results described in these statements. You should consider carefully the statements in the section entitled “Item 1A. Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended on April 27, 2018, as updated by subsequent reports we file with the SEC, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Our Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated. As of the date of this prospectus, we have no preferred stock outstanding and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

Year Ended December 31,					Three Months Ended March 31, 2018
2013	2014	2015(1)	2016(1)	2017(1)
3.0x	6.6x	(18.7)x	(3.6)x	0.9x	1.1x

(1)	Earnings were insufficient to cover fixed charges by approximately $10.9 million for the year ended December 31, 2017. Earnings were insufficient to cover fixed charges by approximately $295.3 million and $1,179.3 million for the years ended December 31, 2016 and 2015, respectively, due primarily to a non-cash impairment charge.

The ratio of earnings to fixed charges is calculated as follows:

            (earnings)

(fixed charges)

For purposes of calculating the ratios, earnings consist of:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees;

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	minus capitalized interest;

•	minus preference security dividend requirements of consolidated subsidiaries; and

•	minus the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For purposes of calculating the ratios, fixed charges consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	an estimate of the interest portion of rental expense; and

•	preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

The securities offered hereby are being registered for the account of the selling securityholders identified in this prospectus. See “Selling Securityholders.” All net proceeds from the sale of the securities will go to the selling securityholders. We will not receive any part of the proceeds from such securities.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders included in the table below, which we refer to collectively as the selling securityholders, of up to an aggregate of $264,054,835 in original principal amount of our Notes (assuming additional interest is paid-in-kind through maturity pursuant to the terms of the Notes) and 108,806,414 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling securityholders acquired the securities (i) upon the closing of the Exchange Transaction pursuant to the Exchange Agreement and (ii) substantially concurrently with the closing of the Exchange Transaction pursuant to the Subscription Agreements. When we refer to a selling securityholder, we mean the entity itself, as well as its donees, pledgees, assignees, transferees, distributees and other successors in interest.

The table below has been prepared based upon information available to us or furnished to us by the selling securityholders as of June 1, 2018. The selling securityholders identified below may have sold, transferred or otherwise disposed of, some of all of their securities since the date on which the information in the following table is presented, in transactions exempt from or not subject to the registration requirements of the Securities Act. The table below details the original principal amount of Notes and the number of shares of common stock that each selling securityholder beneficially owns (including any shares the selling securityholders have the right to acquire within 60 days), the number of shares of common stock beneficially owned by each selling securityholder that may be offered for sale from time to time by this prospectus, and the number of shares and percentage of common stock to be held by each selling securityholder assuming the sale of all of the common stock offered hereby. The selling securityholders may sell all, some or none of their securities in future offerings under this prospectus. The selling securityholders’ percentage of common stock ownership is based upon 281,605,362 shares of common stock outstanding as of June 18, 2018.

	Notes		Common Stock
	Beneficial Ownership Prior to Offering**		Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering****
Name of Selling Securityholder	Aggregate Principal Amount Beneficially Owned***	Percent of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
AG MM, L.P. (1)	$2,189,000	*	529,734	*	486,334	43,400	*
AG Capital Recovery Partners VIII, LP (1)	$4,690,000	1.4	1,135,167	*	1,042,167	93,000	*
AG Energy Credit Opportunities Fund, L.P. (1)	$1,389,000	*	336,000	*	308,500	27,500	*
AG Energy Credit Opportunities Investments Fund, L.P. (1)	$507,000	*	122,500	*	112,500	10,000	*
AG Corporate Credit Opportunities Fund, L.P. (1)	$2,684,000	*	649,534	*	596,334	53,200	*
AG Cataloochee, L.P. (1)	$2,444,000	*	591,400	*	543,000	48,400	*
AG Centre Street Partnership, L.P. (1)	$6,377,000	1.9	1,417,000	*	1,417,000	—	—
AG Super Fund Master, L.P. (1)	$31,497,000	9.1	7,623,834	2.7	6,999,334	624,500	*
Apollo Energy Opportunity Fund LP (2)	$5,416,000	1.6	1,203,500	*	1,203,500	—	—

Apollo Tower Credit Fund, L.P. (2)	$1,179,000	*	261,834	*	261,834	—	—
Apollo Credit Opportunity Trading Fund III (2)	$1,423,000	*	316,167	*	316,167	—	—
Apollo Zeus Strategic Investments, L.P. (2)	$737,000	*	163,667	*	163,667	—	—
Apollo Hercules Partners, L.P. (2)	$742,000	*	164,834	*	164,834	—	—
AESI (Holdings) II, L.P. (2)	$494,000	*	109,834	*	109,834	—	—
Apollo Union Street Partners, L.P. (2)	$511,000	*	113,500	*	113,500	—	—
Apollo Kings Alley Credit Fund, L.P. (2)	$456,000	*	101,334	*	101,334	—	—
Apollo Thunder Partners, L.P. (2)	$456,000	*	101,334	*	101,334	—	—
AP Investment Europe III, L.P. (2)	$438,000	*	97,167	*	97,167	—	—
Apollo Tactical Income Fund Inc. (2)	$226,000	*	50,167	*	50,167	—	—
Cavenham Investments S.a r.l. (2)	$29,000	*	6,334	*	6,334	—	—
CVC European Credit Opportunities (No. 8) S.a.r.l. (3)	$11,949,000	3.5	2,655,167	*	2,655,167	—	—
CVC Global Credit Opportunities Master Fund II LP (3)	$2,573,000	*	643,630	*	571,775	71,855	*
CVC Global Credit Opportunities Master Fund LP (3)	$27,110,000	7.9	6,901,979	2.5	6,024,392	877,587	*
CVC Vaquero Fund — Oklahoma State University Foundation (3)	$300,000	*	66,667	*	66,667	—	—
CVC Credit Partners Global Special Situations Holdings LP (3)	$17,666,000	5.1	3,925,667	1.4	3,925,667	—	—
Governors Lane Master Fund LP (4)	$7,811,000	2.3	1,735,834	*	1,735,834	—	—
Governors Lane SIF LP (4)	$1,189,000	*	264,167	*	264,167	—	—
Gen IV Investment Opportunities, LLC (5)	$24,605,000	7.1	5,467,667	1.9	5,467,667	—	—

Oaktree Value Opportunities Fund Holdings, L.P. (6)	$26,279,000	7.6	5,839,667	2.1	5,839,667	—	—
Saint Francis Hospital, Inc. (7)	$1,875,000	*	416,667	*	416,667	—	—
The William K. Warren Foundation (7)	$1,875,000	*	416,667	*	416,667	—	—
Serengeti Lycaon MM LP (8)	$4,425,000	1.3	983,334	*	983,334	—	—
Rapax OC Master Fund LTD (8)	$975,000	*	1,066,667	*	216,667	850,000	*
Taconic Master Fund 1.5 L.P. (9)	$404,000	*	89,833	*	89,833	—	—
Taconic Opportunity Master Fund L.P. (9)	$3,635,000	1.1	807,667	*	807,667	—	—
TRT Holdings, Inc. (10)	$78,872,000	22.9	61,274,808	21.8	47,438,400	13,836,408	8.0
Cresta Investments, LLC (10)	$9,180,000	2.7	7,947,921	2.8	4,000,000	3,947,921	2.3
Robert B. Rowling (11)	$7,222,000	2.1	3,146,667	1.1	3,146,667	—	—
Whitebox Asymmetric Partners, LP (12)	$4,053,000	1.2	900,500	*	900,500	—	—
Whitebox Relative Value Partners, LP (12)	$1,050,000	*	233,334	*	233,334	—	—
Whitebox Credit Partners, LP (12)	$777,000	*	172,500	*	172,500	—	—
Whitebox GT Fund, LP (12)	$137,000	*	30,334	*	30,334	—	—
Whitebox Multi-Strategy Partners, LP (12)	$4,570,000	1.3	1,015,500	*	1,015,500	—	—
Pandora Select Partners, LP (12)	$867,000	*	192,500	*	192,500	—	—
TPG Specialty Lending, Inc. (13)	—	—	1,300,000	*	1,300,000	—	—
TOP III Finance 1, LLC (14)	—	—	2,400,000	*	2,400,000	—	—
TAO Finance 1, LLC (15)	—	—	4,300,000	1.5	4,300,000	—	—

*	Represents less than 1.0 percent
**	Unless otherwise specified, each selling securityholder selling Notes is offering for resale all of its Notes and, assuming the sale of all its Notes offered hereby, would not hold any Notes following completion of its offering of Notes.
***	Does not reflect the PIK Notes (as defined herein) that may be issued pursuant to a PIK Note Payment (as defined herein). For each $1,000 aggregate principal amount of Notes beneficially owned by the selling securityholders and registered hereby, the Company is registering for resale an additional $49.90 aggregate principal amount of PIK Notes. For additional information about the PIK Notes and PIK Note Payments, see Description of Notes—Principal, Maturity and Interest.
****	Does not reflect potential sales of shares of common stock by the selling securityholders pursuant to other registration statements filed by the Company.

(1)	We have been advised by the selling securityholder that Michael Gordon has power to vote or dispose of the securities. The selling securityholder is not offering any of its Notes hereby.
(2)	We have been advised by the selling securityholder that Joseph D. Glatt, as vice president of one or more affiliates and/or funds or separate accounts managed by Apollo Credit Management, LLC and/or its affiliates, has power to vote or dispose of the securities.
(3)	We have been advised by the selling securityholder that David Tomea, Head of US Operations, has power to vote or dispose of the securities.
(4)	We have been advised by the selling securityholder that Isaac Corré has power to vote or dispose of the securities.
(5)	We have been advised by the selling securityholder that Paul Segal has power to vote or dispose of the securities.
(6)	We have been advised by the selling securityholder that Steven Tesoriere has power to vote or dispose of the securities.
(7)	We have been advised by the selling securityholder that Mark A. Buntz, Chief Financial Officer of the William K. Warren Foundation and Investment Adviser of Saint Francis Hospital, Inc., has power to vote or dispose of the securities.
(8)	We have been advised by the selling securityholder that Marc Baum, its director, has power to vote or dispose of the securities.
(9)	We have been advised by the selling securityholder that Frank Brosens, as manager of its general partner, has power to vote or dispose of the securities.
(10)	We have been advised by the selling securityholder that Robert B. Rowling has power to vote or dispose of the securities. Pursuant to that certain Letter Agreement, dated May 15, 2018, between TRT Holdings, Inc. and the Company, employees of TRT Holdings, Inc. (which is owned directly and indirectly by Robert B. Rowling, and which is an affiliate of Cresta Investments, LLC and Cresta Greenwood, LLC) currently hold two director positions at the Company and TRT Holdings, Inc. had the right to nominate a third director, Roy Ernest Easley, who is currently a director of the Company.
(11)	Does not reflect (i) $78,872,000 aggregate principal amount of Notes and 61,274,808 shares held by TRT Holdings, Inc., (ii) $9,180,000 aggregate principal amount of Notes and 7,947,921 shares held by Cresta Investments, LLC and (iii) 1,344,223 shares held by Cresta Greenwood, LLC, all of which Robert B. Rowling may be deemed to beneficially own as a result of his power to vote or dispose of such securities.
(12)	We have been advised by the selling securityholder that Jacob Mercer has power to vote or dispose of the securities.
(13)	We have been advised by the selling securityholder that TSL Advisers, LLC is its investment adviser, the managing member of which is TSSP HoldCo Management, LLC, which is managed by its board of directors whose members are David Bonderman, James Coulter and Alan Waxman. Messrs. Bonderman, Coulter and Waxman disclaim beneficial ownership of the shares held by TPG Specialty Lending, Inc., except to the extent of their pecuniary interest therein.
(14)	We have been advised by the selling securityholder that TPG Opportunities GenPar III, L.P. is its managing member, the general partner of which is TPG Opportunities GenPar III Advisers, LLC, the managing member of which is TSSP HoldCo GenPar, LLC, which is managed by its board of directors whose members are David Bonderman, James Coulter and Alan Waxman. Messrs. Bonderman, Coulter and Waxman disclaim beneficial ownership of the shares held by TOP III Finance 1, LLC, except to the extent of their pecuniary interest therein.
(15)	We have been advised by the selling securityholder that TSSP Adjacent Opportunities GenPar, L.P. is its managing member, the general partner of which is TSSP Adjacent Opportunities GenPar Advisers, LLC, the managing member of which is TSSP HoldCo GenPar, LLC, which is managed by its board of directors whose members are David Bonderman, James Coulter and Alan Waxman. Messrs. Bonderman, Coulter and Waxman disclaim beneficial ownership of the shares held by TAO Finance 1, LLC, except to the extent of their pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law (“DGCL”) relating to our capital stock. This summary is not complete. This discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the applicable provisions of the DGCL. You should read the provisions of our certificate of incorporation, our bylaws and the DGCL as currently in effect for provisions that may be important to you. We have filed copies of our certificate of incorporation and bylaws with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Information We Incorporate By Reference.”

Generally

Under our certificate of incorporation, we are authorized to issue up to 450,000,000 shares of common stock, par value $0.001 per share, and up to 5,000,000 shares of preferred stock, par value $0.001 per share.

Description of Common Stock

Each share of our common stock entitles its holder to one vote per share on all matters to be voted on by our shareholders. Except with respect to the election of directors or as otherwise required by law, all questions submitted to a vote of our shareholders are decided by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders. Directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present, and our shareholders are not entitled to cumulate their votes for the election of directors.

Our common stock is not redeemable, does not have subscription or conversion rights and does not entitle holders of our common stock to any preemptive rights to subscribe for any shares of any class or series of our capital stock, or for any obligations convertible into shares of any class or series of our capital stock, whether now or hereafter authorized.

Holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the Company’s debts and subject to the rights of the holders of shares of any series of preferred stock upon such dissolution, liquidation or winding up, the holders of the shares of our common stock will be entitled to the remaining net assets of the Company to be distributed equally on a per share basis.

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company, including provisions that:

•	grant our board of directors discretion to create and issue preferred stock from time to time without shareholder approval;

•	provide that any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and not by the shareholders; and

•	establish advance notice requirements for the shareholders to nominate candidates for election as directors at any meeting of shareholders or to present any other business for consideration at any meeting of shareholders.

As a Delaware corporation, we are subject to Section 203 of the DGCL. This provision provides that a corporation that is listed on a national securities exchange or that has more than 2,000 shareholders is not permitted to engage in a business combination with any interested shareholder, generally a person who owns 15% or more of the outstanding shares of a corporation’s voting stock, for three years after the person became an interested shareholder, unless (a) before the person became an interested shareholder, the board of directors approved either the transaction resulting in a person becoming an interested shareholder or the business combination, (b) upon consummating the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (c) on or after the date the person becomes an interested shareholder, the business combination is approved by the board of directors and at an annual or special meeting of shareholders by the affirmative vote of at least 66-2/3% of the corporation’s outstanding voting stock which is not owned by the interested shareholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested shareholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested shareholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Our common stock is listed on the NYSE American under the symbol “NOG.” The transfer agent and registrar for our common stock is Equiniti Trust Company.

Description of Preferred Stock

Our certificate of incorporation authorizes our board of directors to create and provide for the issuance of preferred stock without the approval of our shareholders. Our board of directors is authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

The transfer agent and registrar for a particular series of preferred stock will be set forth in an applicable prospectus supplement.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

DESCRIPTION OF NOTES

Brief Description of the Notes and Future Subsidiary Guarantees

The Notes. The Notes:

•	will be senior secured obligations of the company;

•	will rank equal in right of payment with all existing and future senior Debt of the company;

•	will rank effectively junior in right of payment to Debt under the First Lien Credit Agreement or the Credit Facility, to the extent of the value of the collateral securing such Debt;

•	will rank senior in right of payment to any future subordinated Debt of the company; and

•	will be unconditionally guaranteed by the Guarantors on a senior secured basis.

Future Subsidiary Guarantees. We do not have any Subsidiaries, and initially the Notes will not be guaranteed by any Person. Although there currently are no Guarantors, covenants described below may require any Subsidiary we form in the future to guarantee the payment obligations under the Notes. See “—Certain Covenants—Additional Subsidiary Guarantees.”

Each guarantee of the Notes, if any:

•	will be a senior secured obligation of the Guarantor;

•	will rank equal in right of payment with all existing and future senior Debt of that Guarantor;

•	will rank effectively junior in right of payment to Debt under the First Lien Credit Agreement or the Credit Facility, to the extent of the value of the collateral securing such Debt; and

•	will rank senior in right of payment to any future subordinated Debt of that Guarantor.

The Indenture will permit us and the Guarantors to incur certain additional Debt.

Future Subsidiaries of the company created or acquired by the company will be required to guarantee the Notes only under the circumstances described below under the subheading “—Certain Covenants—Additional Collateral; Additional Guarantors.”

Principal, Maturity and Interest

The company has issued Notes with a maximum aggregate principal amount of $344.3 million. The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The company will issue Notes in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The Notes will mature on May 15, 2023.

Interest on the Notes accrues at the rate of 8.50% per annum (the “Cash Interest Rate”), commencing on July 1, 2018. Beginning on July 1, 2018, the company shall pay additional interest in kind at 1.00% per annum (the “PIK Interest Rate”) (in addition to the Cash Interest Rate) on the then outstanding principal amount of the Notes (a “PIK Note Payment”) by increasing the principal amount of the Notes or by issuing additional Notes (in each case, “PIK Notes”) in a principal amount equal to such interest (“PIK Interest”) on the applicable Interest Payment Date. Notwithstanding the foregoing, if the company delivers a PIK Interest Suspension Certificate to the trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter, the PIK Interest shall not accrue from the Interest Payment Date following the delivery of such PIK Interest Suspension Certificate through the Interest Payment Date following the Compliance Certificate Due Date for the immediately succeeding Measurement Fiscal Quarter; provided, however, if a PIK Interest Suspension Certificate is not delivered by such Compliance Certificate Due Date, PIK Interest shall immediately and automatically begin accruing on the then outstanding principal amount of the Notes on the next succeeding Interest Payment Date and shall continue to accrue until the next Interest Payment Date following the date on which a PIK Interest Suspension Certificate is delivered in compliance with Section 2.13 of the Indenture. The company will pay interest quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2018 (each an “Interest Payment Date”), and at Stated Maturity, the company will pay interest from the most recent date to which interest has been paid to the Stated Maturity date. Additionally, if the company incurs junior lien or unsecured debt with a cash interest rate in excess of 9.50%, the cash rate on the Notes will be increased by such excess. Interest on overdue principal and interest will accrue at a rate that is 3.00% higher than the then applicable interest rate on the Notes. The company will make each interest payment to the Holders of record on the immediately preceding December 15, March 15, June 15, and September 15.

Interest on the Notes will accrue from May 15, 2018.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For avoidance of doubt, the PIK Interest shall be in addition to, and not in replacement of, the Cash Interest and shall be reinstated immediately from time to time in accordance with Section 2.13 of the Indenture.

Notwithstanding anything contained in the Indenture to the contrary, upon the occurrence and during the continuance of an Event of Default or such other event as provided in Section 2.12 or Section 6.01(d) of the Indenture, the rate at which Cash Interest on the Notes accrues shall increase by an additional 3.0% per annum in addition to any PIK Interest (the “Default Rate”).

If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the company to be provided to the paying agent, the company, through its paying agent, will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The company may change the paying agent or registrar without prior notice to the Holders, and the company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the company, the trustee or the registrar for any registration of transfer or exchange of Notes, but Holders will be required to pay all Taxes due on transfer. The company is not required to transfer or exchange any Note selected for redemption. Also, the company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Future Subsidiary Guarantees

We do not have any Subsidiaries, and initially the Notes will not be guaranteed by any Person. In the future, any Subsidiary formed or acquired by the company, if such Subsidiary guarantees or is primarily liable for any other debt for borrowed money of the company or any other Guarantor, will be required to guarantee the Notes under the circumstances described under “—Certain Covenants—Additional Collateral; Additional Guarantors.” These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under Applicable Law, although this limitation may not be effective to prevent the Subsidiary Guarantees from being voided in bankruptcy.

A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the company or another Guarantor, except as described under “—Certain Covenants—Mergers, etc.”.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under Applicable Law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the company or a Subsidiary of the company, if the sale or other disposition complies with the “Sale of Properties” provisions of the Indenture;

(2)	in connection with any sale or other disposition of the Equity Interests of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the company or a Subsidiary of the company, if the sale or other disposition complies with the “Sale of Properties” provisions of the Indenture and that Guarantor no longer qualifies as a Subsidiary of the company as a result of such disposition;

(3)	upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Indenture as described below under the caption “—Satisfaction and Discharge”;

(4)	upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing;

(5)	at such time as such Guarantor does not guarantee and is not primarily liable for any other Debt for borrowed money of the company or any other Guarantor; or

(6)	upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to the company or another Guarantor in a transaction complying with the provisions of the Indenture, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.

See “—Certain Covenants—Sale of Properties.”

Collateral

The Notes will be secured by a second-priority lien on substantially all of the company’s and its Subsidiary Guarantors’ assets, subject to the exceptions set forth in the second lien security agreement, and junior to the liens securing the First Lien Credit Agreement. At the closing of the Notes, the trustee and the agent under the First Lien Credit Agreement entered into the Issue Date Intercreditor Agreement.

Optional Redemption

The company has the option to redeem the Notes, in whole or in part at any time, at the following redemption prices (and, following any acceleration of the Notes pursuant to the Indenture (including, without limitation, any such automatic acceleration in connection with a voluntary or involuntary insolvency proceeding under any bankruptcy law), the Notes shall be accelerated at a price and any Asset Sale Offer pursuant to the Indenture shall be at the following redemption prices) (in each case, expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to, but excluding the applicable redemption date or acceleration date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date or acceleration date): (i) from and after May 15, 2018 until May 15, 2021, 104.000%; (ii) on and after May 15, 2021 until May 15, 2022, 102.000%; and (iii) on and after May 15, 2022, 100.000% (the amount equal to the percentage in excess of 100% of the principal amount in the foregoing clauses (i) and (ii), the “Applicable Premium”); provided, that, any redemption of the Notes (or acceleration of the Notes) prior to May 15, 2020 shall also be accompanied by the Make Whole Premium (in addition to the Applicable Premium).

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis by lot, or such other method as acceptable to the trustee, subject to the authorized denomination for the Notes (or, in the case of Notes in global form, the trustee will select Notes for redemption based on DTC’ s method of selection).

The trustee will promptly notify the company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1.00 or whole multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in amounts of $1.00 or a whole multiple of $1.00, shall be redeemed.

The company will mail a notice of optional redemption at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notice of any redemption may, at the company’s discretion, be subject to one or more conditions precedent.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of such Note will be issued in the name of the applicable Holder upon cancellation of such Note. Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, unless the company defaults in the payment of the redemption price.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” the company is not required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

See “—Certain Covenants—Offer to Repurchase Upon Change of Control.”

The company’s ability to repurchase Notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the company’s financial resources. The exercise by the Holders of Notes of their right to require the company to repurchase the Notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the company or otherwise. The First Lien Credit Agreement provides that certain change of control events with respect to the company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all Indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the company or any Guarantor becomes a party may contain similar restrictions and provisions.

Offer to Purchase by Application of Net Cash Proceeds

See “—Certain Covenants—Sale of Properties.”

In the event that, as set forth under the caption “—Certain Covenants—Sale of Properties, the company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Settlement Date”), the company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.37(b) hereof (the “Offer Amount”) or, if less than the Offer Amount has been validly tendered (and not validly withdrawn), all Notes validly tendered (and not validly withdrawn) in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)	that the Asset Sale Offer is being made pursuant to Section 3.09 and Section 4.37(b) of the Indenture and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b)	the Offer Amount and the purchase price, which shall include the Make Whole Premium and/or Applicable Premium, as applicable, in accordance with Section 3.07 of the Indenture;

(c)	that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)	that, unless the company defaults in paying the offer amount, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e)	that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the company may reasonably request, to the company or a Paying Agent at the address specified in the notice, before the Termination Date;

(f)	that Holders shall be entitled to withdraw their election if the company or the paying agent, as the case may be, receives, prior to the Termination Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Note purchased;

(g)	that, if the aggregate principal amount of Notes surrendered by Holders surrendered by holders exceeds the amount the company is required to repurchase, the trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (with such adjustments as may be deemed appropriate by the company so that only Notes in minimum denominations of $1.00, or integral multiples of $1.00 in excess thereof; and

(h)	that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

Promptly after the Termination Date, the company shall, to the extent lawful, accept for payment Notes or portions thereof validly tendered (and not validly withdrawn) pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.37(b) of the Indenture, and prior to the Settlement Date it shall deliver to the trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the company in accordance with the terms of Section 3.09 and Section 4.37(b) of the Indenture.

The company’s ability to repurchase Notes in an Asset Sale Offer may be restricted by the terms of the First Lien Credit Agreement and any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the company’s financial resources. The exercise by the Holders of Notes of their right to require the company to repurchase the Notes upon an Asset Sale Offer could cause a default under these other. agreements, even if the Transfer or Liquidation itself does not, due to the financial effect of such repurchases on the company or otherwise.

Certain Covenants

Payment of Notes

(a)    The company shall pay or cause to be paid the principal of, interest, premium, if any, on, the Notes, or issue PIK Notes, on the dates and in the manner provided in the Notes. Principal, interest, premium, if any, or any PIK Note, if any, shall be considered paid on the date due if the paying agent, if other than the company or a Guarantor, holds as of 11:00 a.m., New York City time, on the due date money deposited by the company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest, premium, if any, then due. PIK Interest shall be considered paid on the date due if prior to 11:00 a.m. New York City time on such date the trustee has received (i) in the case of certificated Notes, PIK Notes duly executed by the company together with a written order pursuant to Section 2.13 of the Indenture from the company signed by an officer of the company requesting authentication of such PIK Notes by the trustee or (ii) in the case of global Notes, a written order pursuant to Section 2.13 of the Indenture from the company signed by an officer of the company requesting an increase in the principal amount of such Global Notes by the trustee.

(b)    Notwithstanding anything to the contrary, if at the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Issue Date, the aggregate amount of accrued and unpaid interest (including any accrued interest added to principal pursuant to Section 2.13 of the Indenture) and “original issue discount” (as defined in Section 1273(a)(1) of the Code) on the Notes would, but for Section 4.01(b) of the Indenture, exceed an amount equal to the product of the Notes’ “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) multiplied by the “yield to maturity” (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) (the “Maximum Accrual”), the company shall be required to make a cash payment on the Notes to the Holders equal to all accrued and unpaid interest and original issue discount on the Notes as of the end of such accrual period in excess of an amount equal to the Maximum Accrual (the “AHYDO Catch Up Payment”), and such AHYDO Catch Up Payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Notes. No partial repayment of the Notes prior to such payment date pursuant to any other provision of the Indenture will alter the company’s obligations to make the AHYDO Catch Up Payment pursuant to the preceding sentence. If the company becomes obligated to make an AHYDO Catch Up Payment, it shall provide written notice to the trustee, any paying agent and the Holders five (5) Business Days prior to the applicable date, of the amount of such AHYDO Catch Up Payment, the date on which such payment will be made and, in the case of Global Notes, such other information as may be required by the depositary.

(c)    The company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal and premium, if any, at the Default Rate to the extent lawful.

Maintenance of Office or Agency

(a)    The company shall maintain an office or agency (which may be an office of the trustee or an affiliate of the trustee) where Notes may be presented or surrendered for payment, and they shall maintain an office or agency in the United States (which may be an office of the trustee or an affiliate of the trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the company in respect of the Notes and the Indenture may be served. The company shall give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If at any time the company shall fail to maintain any such required office or agency or shall fail to furnish the trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee; provided that the corporate trust office of the trustee shall not be an office or agency of the company for purposes of service of legal process against the company or any Guarantor.

(b)    The company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency where the Notes may be presented or surrendered for payment, the company shall forthwith designate and maintain such an office or agency, in order that the Notes shall at all times be payable. The company shall give prompt written notice to the trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The company hereby designates the corporate trust office of the trustee as one such office or agency of the company in accordance with Section 2.03 of the Indenture and it shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Reports

The company will furnish to the trustee and will furnish or cause to be furnished (i) in the case of clauses (a), (b) and (g) below, to the Holders, and (ii) in all other cases, to the websites or data systems described at the end of this section for the benefit of any Holders and Beneficial Owners of the Notes that request or elect to receive such information (for the avoidance of doubt, references in this “—Certain Covenants” section to the Holders having the right to request or receive information and other deliverables shall be deemed to be a reference to the Holders and the Beneficial Owners of the Notes):

(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Laws and not later than ninety (90) days after the end of each fiscal year of the company commencing with the fiscal year ending December 31, 2018, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then Applicable Laws and not later than forty-five (45) days after the end of each of each of the first three fiscal quarters of each fiscal year of the company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (other than those reasonably required to explain financial data).

(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the chief executive officer or a Financial Officer in substantially the form of Exhibit A attached to the Indenture (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 4.15(a) of the Indenture, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in clause (a) that would affect the preparation of the financial statements most-recently required to be delivered in accordance with clause (a) and (b) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)    Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Subsidiaries of the company are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Subsidiaries and the eliminating entries, in such form as would be presentable to the independent accountants of the company. A Financial Officer shall deliver separate financial statements setting forth the balance sheet and related statement of operations, stockholder’s equity and cash flow of each Subsidiary that is not a Guarantor, including the impact on the company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows.

(e)    Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under clause (a) above, a certificate of insurance coverage from each insurer or one or more insurance agencies with respect to the insurance required by Section 4.08 of the Indenture, and, if requested by the Majority Holders, copies of the applicable policies and an Officers’ Certificate certifying the company’s compliance with Section 4.08 of the Indenture.

(f)    Other Accounting Reports. If requested by the trustee or any Holder, a copy of each other report or letter submitted to any Note Party by independent accountants in connection with any annual, interim or special audit made by them of the books of the company or any such Subsidiary, and a copy of any response by any Note Party, or the board of directors of any Note Party, to such letter or report.

(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the company to its shareholders generally, as the case may be.

(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished by the company to any holder of debt securities of the company or any Subsidiary pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than the Indenture and not otherwise required to be furnished to the trustee or any Holder pursuant to any other provision of Section 4.03 of the Indenture.

(i)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the trustee pursuant to Section 4.13 of the Indenture, a list of all Persons purchasing Hydrocarbons from the company to the extent that any Note Party controls the marketing and the sale of such Hydrocarbons (which listings shall include, with respect to each such purchaser, the legal name and address thereof, the appropriate contact person thereat, the Oil and Gas Properties from which Hydrocarbons were purchased and the volume of Hydrocarbons purchased).

(j)    Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements. In the event the company or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 4.37 of the Indenture (other than pursuant to Section 4.37(a)(i) or Section 4.37(a)(ix) of the Indenture), prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by any Holder. If the company or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the company or any Subsidiary is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation, as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof requested by any Holder.

(k)    Notice of Casualty Events. Prompt written notice, and in any event within ten (10) Business Days (or if under the circumstances the Majority Holders determine a longer period is reasonable, such longer period) following the knowledge thereof by, or the services of process on, (as the case may be) an Officer of the company, of the occurrence of any Casualty Event reasonably expected to result in damages or loss of greater than $10,000,000 or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event reasonably expected to result in damages or loss of greater than $10,000,000.

(l)    Information Regarding company and Guarantors. Prompt written notice (and in any event within fifteen (15) Business Days thereafter) of any change (i) in the company’s or any Guarantor’s company or corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the company’s or any Guarantor’s chief executive office or principal place of business, (iii) in the company’s or any Guarantor’s identity or company or corporate structure or in the jurisdiction in which such Person is incorporated, organized or formed, (iv) in the company’s or any Guarantor’s organizational identification number in its jurisdiction of organization, and (v) in the company’s or any Guarantor’s federal taxpayer identification number.

(m)    Notices of Certain Changes. Promptly deliver to the trustee, and if requested by any Holder, such Holder, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the documents governing the Existing Notes (or any Permitted Refinancing Debt incurred in replacement thereof), any documents governing any Permitted Junior Lien Debt or to the Organizational Documents, any preferred stock designation or any other organic document of the company or any Subsidiary.

(n)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, financial condition, Swap Agreements, production and sales information, and lease operating statements of the company or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of the Indenture or any other Note Document, as any Holder may reasonably request.

(o)    Material Acquisitions. The company shall provide to the trustee, and if requested by any Holder, any such Holder, not less than five (5) days’ prior written notice of the consummation of any Material Acquisition along with the material terms thereof.

(p)    Non-Consent Election. The company shall provide to the trustee, and if requested by any Holder, any such Holder, promptly but in any event within thirty (30) days after the end of each calendar month, notice to withhold consent to participate in any wells located on Oil and Gas Properties delivered by any Note Party to any other Person during such calendar month.

(q)    Surface Acreage Reports. As soon as available and in any event within thirty (30) days after the last day of each calendar quarter, a report certified as true and complete in all material respects by an Officer of the company setting forth as of the last Business Day of such calendar quarter an accounting of all surface acreage sold by the company or any Guarantor and the gross and net proceeds received therefore.

(r)    Tax Returns. As soon as available and in any event within fifteen (15) days after the filing of any tax return of the company, any Guarantor or any Subsidiary of either thereof with the IRS, the company shall provide to the trustee, a copy of such filed tax return, together with all exhibits and attachments thereto.

(s)    Pro Forma Compliance Calculations. Concurrently with any transaction conditioned upon pro forma compliance with any financial ratio, including but not limited to the transactions described in Section 4.29(a)(iv), Section 4.29(b)(i)(2), Section 4.30(e), Section 4.37(a)(iv) and Section 4.43 of the Indenture, the company shall deliver to the trustee, and if requested by any Holder, such Holder, an Officers’ Certificate that shall certify that Note Parties are in pro forma compliance with the applicable financial ratio and shall attach thereto calculations demonstrating such compliance.

(t)    Documents required to be delivered pursuant to clauses (a), (b) or (g) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered (i) to the trustee and the Holders on the date on which the company posts such documents, or provides a link thereto on the company’s public website; or (ii) to the Holders on the date on which such documents are posted on the company’s behalf on an Internet or intranet website, if any, to which each Holder shall have access; provided that the company shall deliver paper copies of such documents to the trustee upon its request to the company to deliver such paper copies until a written request to cease delivering paper copies is given by the trustee. The trustee shall have no obligation to request the delivery of any of the documents or reports referred to in this “—Certain Covenants—Reporting” (including where such reports are to be delivered upon request of the trustee) or to request or maintain paper copies of the documents referred to above and shall have no duty to deliver copies of any documents to any Holder or Beneficial Owner of the Notes.

The company will make available the information and such reports required to be provided under this “—Certain Covenants—Reporting” section (other than clauses (a), (b) and (g) hereof) and any other provision of this “—Certain Covenants—Reporting” section” to any Holder who so elects and, upon request, to any Beneficial Owner of the Notes, in each case by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any electing Holder, any electing Beneficial Owner of Notes, any bona fide prospective investor in the Notes, any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided that such Holders, Beneficial Owners, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein); provided, further, that during the occurrence of any Event of Default, any information that the company or any of its Subsidiaries is required to furnish pursuant to Sections 8.01(e), (n), (p) and (q) of the First Lien Credit Agreement or, once the First Lien Credit Agreement ceases to exist, any substantively equivalent section under the Credit Facility, shall be made available to the trustee and the Holders pursuant to the procedures contained above. Any information required to be provided pursuant to this paragraph which the company is not otherwise obligated to make public under applicable securities laws will be labeled as private side information on any such website pursuant to a typical “click through” acknowledgment procedure.

For as long as the Notes remain outstanding, if at any time the company is not filing the reports required by clauses (a) or (b) with the SEC, the company shall furnish to the Holders of the Notes, and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notice of Material Events

The company will furnish to the trustee and any requesting Holder prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the company or any Subsidiary not previously disclosed in writing to the trustee or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the trustee) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the company and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this section shall be accompanied by a statement of an Officer of the company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Existence; Conduct of Business

The company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 4.36 of the Indenture.

Payment of Obligations

The company will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the company and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions and the company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the company or any Subsidiary.

Operation and Maintenance of Properties

The company will, and will cause each Subsidiary to:

(a)    conduct its operations on all Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all Applicable Laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)    keep, preserve and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities;

(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with customary industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties;

(e)    operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and

(f)    to the extent a Note Party is not the operator of any Property, use reasonable efforts to cause the operator to comply with this section.

Insurance

The company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) flood insurance if and to the extent required under Section 4.15(e) of the Indenture. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Notes shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name the Collateral Agent and the trustee as “additional insureds” and “lender loss payees”, as applicable, and provide that the insurer will endeavor to give at least ten (10) days prior notice of any cancellation to the trustee and Collateral Agent.

Books and Records; Inspection Rights

The company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The company will, and will cause each Subsidiary to, permit any representatives designated by the trustee or any Holder, upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the company nor any Subsidiary.

Compliance with Laws

The company will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The company will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by it and its Subsidiaries and their respective directors, officers, employees and agents with applicable anti-corruption laws and applicable Sanctions.

Environmental Matters

(a)    The company shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of such Note Parties’ Properties or any other property offsite the Property to the extent caused by a Note Party’s operations except in compliance with Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under Environmental Laws to be obtained or filed in connection with the operation or use of a Note Parties’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Note Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Note Parties’ obligations under clause (a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)    The company will promptly, but in no event later than five (5) days of the occurrence of a triggering event, notify the trustee in writing and any requesting Holder of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Note Party or their Properties of which the company has knowledge in connection with any Environmental Laws if the company could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $100,000, not fully covered by insurance, subject to normal deductibles.

(c)    The company will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the trustee or any Holder if any Holder reasonably believes (i) that there has been a Release of Hazardous Materials or (ii) non-compliance with an Environmental Law has occurred, and that such an event could reasonably be expected to cause a Material Adverse Effect (or as otherwise required to be obtained by the trustee or any Holders by any Governmental Authority), in connection with any Oil and Gas Properties or other Properties.

Further Assurances

(a)    The company at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the trustee all such other documents, agreements and instruments required or reasonably requested by the trustee or any Holder to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the company or any Subsidiary, as the case may be, in the Note Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any defect, error, inaccuracy or omission in the Indenture or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to the Indenture or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in connection therewith.

(b)    The company hereby authorizes the trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the company or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Notwithstanding the grant of authority herein, the company agrees to file all financing or continuation statements, and amendments thereto, and any other document or agreement necessary to perfect and maintain the perfection of the Collateral Agent’s lien on the Mortgaged Property. Neither the trustee nor the Collateral Agent shall have any duty to file or record any financing statement, continuation statement or any other document or agreement to perfect or maintain the perfection of the Collateral Agent’s Lien on the Collateral and Mortgaged Property.

Reserve Reports

(a)    On or before March 1, May 15, September 1 and November 15 of each year, commencing September 1, 2018, the company shall furnish to the trustee and any requesting Holders a Reserve Report evaluating the Oil and Gas Properties of the company and its Subsidiaries as of the immediately preceding December 31, March 31, June 30 and September 30, respectively. The Reserve Reports as of June 30 and December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the other Reserve Reports of each year shall be prepared by or under the supervision of the chief engineer of the company who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding June 30 or December 31 Reserve Report, as applicable.

(b)    With the delivery of each Reserve Report, the company shall provide to the trustee and any requesting Holder, a certificate of an Officer of the company certifying that in all material respects: (i) the factual information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the company or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 4.28 of the Indenture, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of one-half bcf of gas (on an mcf equivalent basis) in the aggregate with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the company or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the company could reasonably be expected to have been obligated to list on Schedule 7.19 to the First Lien Credit Agreement as in effect on the date hereof had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent.

Title Information

(a)    On or before the delivery to the trustee of each Reserve Report required by Section 4.13(a) of the Indenture, the company will deliver title information covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Collateral Agent and trustee shall have received together with title information previously delivered to the Collateral Agent and trustee, title information on (i) Oil and Gas Properties constituting Proved Developed Producing Reserves evaluated in such Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (ii) Oil and Gas Properties constituting Proved Reserves evaluated in such Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Reserves evaluated in such Reserve Report; provided that, in the event that the First Lien Agent grants an extension to the company’s obligation to deliver title information required by Section 8.13 of the First Lien Credit Agreement, then the company’s obligations under Section 4.14(a) of the Indenture shall be automatically extended for the length of such extension, without the need for further written modification to the Indenture (but in any case, to a date no longer than thirty (30) days after the original required date of delivery).

(b)    If the company has provided title information for additional Properties under Section 4.14(a) of the Indenture, the company shall, within forty-five (45) days of notice from any Holder that title defects or exceptions (other than, of a nature or type that constitutes a Permitted Lien) exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 4.28 of the Indenture raised by such information, (ii) substitute reasonably acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition and other than, of a nature or type that constitutes a Permitted Lien) having an equivalent reserve classification and an equivalent value (as reasonably determined by the Holders) or (iii) deliver title information so that the Collateral Agent and trustee shall have received, together with title information previously delivered to the Collateral Agent and trustee, title information meeting the requirements set forth in Section 4.14(a) of the Indenture.

(c)    Notwithstanding anything to the contrary herein, the company shall be deemed to have complied with Section 4.14 of the Indenture if, after delivery of the title information and other documents required by Section 8.13 of the First Lien Credit Agreement as in effect on the date hereof, the First Lien Agent is satisfied that such title information and other documents provided by the company comply with the obligations of such Section 8.13 of the First Lien Credit Agreement as in effect on the date hereof and the company shall provide an Officers’ Certificate certifying the company’s compliance with Section 4.14 of the Indenture. The trustee and Collateral Agent’s sole responsibility in connection with Section 4.14 of the Indenture shall be to receive such certificate. Neither the trustee nor the Collateral Agent shall have any duty to review such reports, evaluate title defects or otherwise take any actions with respect thereto.

Additional Collateral; Additional Guarantors

(a)    In connection with the delivery of each Reserve Report, the company shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 4.13(b) of the Indenture) to ascertain whether the Mortgaged Properties include (i) (A) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (B) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved Reserves evaluated in such Reserve Report, (ii) subject to Section 4.15(f)(i) of the Indenture, substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves and (iii) substantially all midstream assets and any infrastructure or related Oil and Gas Property. If the Mortgaged Properties do not include the requisite Properties as set forth in the foregoing clauses (i), (ii) and (iii), then the company shall, and shall cause its Subsidiaries to, grant (from its available unencumbered Property), within thirty (30) days of delivery of the certificate required under Section 4.13(b) of the Indenture, to the Collateral Agent as security for the Secured Obligations, a second-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties and midstream properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will include such requisite Properties as set forth in such clauses (i), (ii) and (iii) of the immediately preceding sentence; provided that, in the event that the First Lien Agent grants an extension to the company’s obligation to grant Liens on Mortgaged Properties required by Section 8.14(a) of the First Lien Credit Agreement as in effect on the date hereof, then the company’s obligations under Section 4.13(a) of the Indenture shall be automatically extended for the length of such extension, without the need for further written modification to the Indenture (but, in any case, to a date no later than thirty (30) days after the original required date of delivery). All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance necessary to properly grant and perfect the Collateral Agent’s liens and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 4.15(b) of the Indenture.

(b)    In the event that a Note Party forms or acquires any Subsidiary, if such Subsidiary guarantees or is primarily liable for any other Debt for borrowed money of a Note Party, the company shall promptly (and, in any event, within thirty (30) days after such date) cause such Subsidiary to guarantee the Secured Obligations by executing a supplemental indenture substantially in the form of Annex A hereto and grant to the Collateral Agent a security interest in substantially all of its personal property. In connection with any such guaranty, the company shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Indenture substantially in the form of Annex A hereto executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including delivery (if applicable) of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions, in each case, equivalent to what the company provides to the First Lien Agent pursuant to the First Lien Credit Agreement, or, if the First Lien Credit Agreement ceases to exist, the Credit Facility; provided that, in the event that the First Lien Agent grants an extension to the company’s obligations required by Section 8.14(b) of the First Lien Credit Agreement as in effect on the date hereof, then the company’s obligations under Section 4.13(b) of the Indenture shall be automatically extended for the length of such extension, without the need for further written modification to the Indenture (but, in any case, to a date no later than thirty (30) days after the original required date of delivery).

(c)    If the company or any Subsidiary intends to grant any Lien on any Property to secure any Permitted Junior Lien Debt, then the company will provide at least fifteen (15) days’ prior written notice thereof to the trustee and the Collateral Agent (or such shorter time as the trustee and Collateral Agent may agree in their sole discretion), and the company will, and will cause its Subsidiaries to, first grant to the Collateral Agent to secure the Secured Obligations a prior Lien, on the same Property pursuant to Security Documents in form and substance necessary to properly grant and perfect the Collateral Agent’s lien to the extent a prior Lien has not already been granted to the Collateral Agent on such Property. Notwithstanding anything to the contrary herein or in any Note Document, if any Security Documents are required under Section 4.15 of the Indenture to be delivered to the Collateral Agent and the company is also required to provide analogous security documents, certificates or legal opinions to the First Lien Agent or grant or perfect a Lien on the same Property under any First Lien Credit Document that is the subject of such Security Document, then the company shall, or shall cause its Subsidiaries to, execute and deliver to the Collateral Agent analogous security documents, certificates or legal opinion relating to the matters described above, which opinions shall be substantially in the form of that which is provided to the First Lien Agent. The company will cause any Subsidiary and any other Person guaranteeing any Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt to contemporaneously guarantee the Secured Obligations pursuant to the Subsidiary Guarantee.

(d)    If the Note Parties consummate any Material Acquisition of Oil and Gas Properties or any other acquisition pursuant to Section 4.30(i) of the Indenture, the Note Parties shall grant liens on such Oil and Gas Properties in accordance with Section 4.19 of the Indenture.

(e)    With respect to any real property that will be subject to such additional Security Documents pursuant to Section 4.15 of the Indenture, the company shall, and shall cause each other Note Party to, in connection with but reasonably prior to its delivery of any such additional Security Documents that would encumber any Building or Manufactured (Mobile) Home, provide (i) a life of loan flood hazard determination with respect to any such Building or Manufactured (Mobile) Home and (ii) if such real property is located in a Special Flood Hazard Area, evidence of flood insurance in such amounts as are required under the First Lien Credit Agreement or the Credit Facility (or, if neither exist, as are reasonably acceptable to the Majority Holders).

(f)    Notwithstanding the foregoing provisions of Section 4.15,

(i) during the period commencing on the Issue Date and ending on the date that is ninety (90) days following the Issue Date (or such later date as the Majority Holders may agree in their sole discretion) (such period, the “Post-Closing Mortgage Period”), the Mortgaged Properties shall only be required to include (A) (1) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report and (2) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report, (B) substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves to the extent that such Oil and Gas Properties are located in counties in which filings have been made, or are required to be made, to satisfy clause (A) herein, and (C) substantially all midstream assets and any infrastructure or related Oil and Gas Property; provided that on or prior to the expiration of the Post-Closing Mortgage Period, the company shall, and shall cause its Subsidiaries to, deliver supplemental mortgages (including mortgages covering leasehold interests in wellbores owned by the Note Parties as of the Issue Date that were not previously mortgaged on the Issue Date) so that the Mortgaged Property includes (x) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (y) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Reserves evaluated in such Reserve Report; and

(ii) during such periods in which the company maintains a Total Debt to EBITDAX ratio of less than 3.00 to 1.00, measured as of the last day of the four fiscal quarter period most recently ended for which financial statements are available, the Mortgaged Properties shall only be required to include (1) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report, (2) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report, (3) substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves and (4) substantially all midstream assets and any infrastructure or related Oil and Gas Property.

ERISA Compliance

The company will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to promptly furnish to any requesting Holder (a) promptly after receipt of a written request by the trustee, copies of each annual and other report with respect to each Plan or any trust created thereunder, filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, that would reasonably be expected to have a Material Adverse Effect in connection with any Plan or any trust created thereunder, a written notice signed by the Chief Executive Officer or the principal Financial Officer, the Subsidiary or the ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate), as the case may be, specifying the nature thereof, what action the company, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the company will, and will cause each Subsidiary and ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Marketing Activities

The company will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the company and its Subsidiaries that the company or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Deposit Accounts, Securities Accounts and Commodities Accounts

(a)    The company shall cause all of its Deposit Accounts, Securities Accounts and Commodities Accounts of the Note Parties, other than Excluded Deposit Accounts, to be subject to Account Control Agreements at all times.

(b)    Upon the request of any Holder the company shall provide to the trustee and such requesting Holder, within five (5) Business Days of any such request (or such longer period as the Majority Holders may agree), balance statements, in a form reasonably acceptable to the Majority Holders, for each Deposit Accounts, Securities Accounts and Commodities Accounts of the company and each Subsidiary.

Acquisition of Oil and Gas Properties – Mortgage Coverage

In connection with any Material Acquisition or any other acquisition pursuant to Section 4.30(i) of the Indenture, the company shall, and shall cause its Subsidiaries to, grant within thirty (30) days of such acquisition of such Oil and Gas Properties by the company or such Subsidiary, to the Collateral Agent as security for the Secured Obligations, a second-priority Lien junior only to the Liens permitted under Section 4.28(h) of the Indenture (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on (a) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate) of all Proved Developed Producing Reserves acquired, (b) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate) of all Proved Reserves acquired, (c) substantially all of the Oil and Gas Properties not constituting Proved Reserves acquired, and (d) substantially all midstream assets and any infrastructure or related Oil and Gas Property acquired. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance as shall be reasonably necessary to grant and perfect the Collateral Agent’s lien and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 4.15(b) of the Indenture; provided that, in the event that the First Lien Agent grants an extension to the company’s obligations required by Section 8.18 of the First Lien Credit Agreement as in effect on the date hereof, then the company’s obligations under Section 4.19 of the Indenture shall be automatically extended for the length of such extension, without the need for further written modification to the Indenture (but, in any case, to a date no later than thirty (30) days from the original required date of delivery).

Quarterly Public Earnings Calls

No less frequently than once per fiscal quarter, the company shall hold a public earnings conference call to go over its result of operations and other customary matters, which shall be open to members of the public including the Holders.

Swap Agreements – Minimum Hedging

Subject to Section 4.43 of the Indenture, the company shall, not later than five (5) Business Days following the Issue Date, enter into and maintain Swap Agreements with Approved Counterparties, the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements), as of the date such Swap Agreement is executed, of not less than (a) 75%

of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing on the date of determination through the 12th month thereafter, (b) 67% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 13th month after the date of determination through the 24th month thereafter, and (c) 50% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 25th month after the date of determination through the 36th month thereafter. Company’s compliance with the requirements of this section shall be measured as of (i) the fifth Business Day following the Issue Date and (ii) thereafter, the last day of each fiscal quarter, in each case using the most recently delivered Reserve Report (including the Initial Reserve Report); provided that, in the event that the First Lien Agent grants an extension, waiver, amendment, or consent with respect to the company’s obligations under Section 8.20 of the First Lien Credit Agreement, such waiver, extension, amendment, or consent shall be also applicable to this section (without the need for further written modification to the Indenture).

Stay, Extension and Usury Laws

The company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Amendments to Debt Documents

(a)    The company will not, and will not permit any Subsidiary to, enter into, modify or amend, or waive any right or obligation of any such Person under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility if such amendment, modification or waiver would (i) in any way restrict the payment, repayment, redemption, repurchase or other refinancing of or in respect of the Notes that would be permitted under the First Lien Credit Agreement as in effect on the Issue Date, (ii) result in an increase to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility as compared to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement as in effect on the Issue Date by more than 250 basis points, (iii) result in any amendment to, modification of, re-set or other adjustment of the call protection under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility in any manner that is prejudicial to the company as compared to the call protection under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility immediately prior to such amendment, modification, re-set or adjustment, unless, substantially contemporaneously therewith, the Indenture and the Notes are amended pursuant to Section 9.01(j) of the Indenture such that the Notes also receive the benefit of such prejudicial amendment, modification, reset and/or adjustment (as examples, if the terms of the newly amended, modified, reset or adjusted Debt include a make-whole for a period of time that extends longer than the make-whole applicable to such Debt immediately prior to such amendment, modification, reset or adjustment (whether on account of such Debt never having contained a make-whole or on account of the make-whole expiring or terminating on an earlier date in accordance with its terms) (a “make-whole extension”), then the Notes shall be amended to extend the then-existing make-whole period by (or reintroduce a make-whole period for) the length of the make-whole extension; additionally, in the event the amended, modified, reset or adjusted Debt includes a call premium schedule that increases the call premium percentage applicable at any period of time as compared to the call premium percentage applicable to such period of time under such Debt immediately prior to such amendment, modification, reset or adjustment (a “call protection increase”), then the Notes shall be amended such that the then applicable call premium percentage under the Notes (even if the Notes would not otherwise be subject to a call premium at such point in time) is increased by such call protection increases during such periods of time), (iv) add any additional Property as collateral for the First Lien Credit Agreement or Credit Facility unless such Property is added as collateral for the Secured Obligations or the Secured Parties decline to take such collateral, (v) provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Secured Obligations or the Secured Parties decline to take such guarantee, (vi) cause the principal amount of the Priority Lien Obligations to exceed the All in Cap or (vii) contravene the provisions of the Intercreditor Agreement.

(b)    The company will not, and will not permit any Subsidiary to, enter into, modify, supplement or amend, or waive any right or obligation of any such Person under or in respect of the Intercreditor Agreement in a manner adverse to the Holders, as compared to the Intercreditor Agreement as in effect immediately prior to such amendment, supplement or modification.

(c)    The company will not, and will not permit any Subsidiary to, enter into, modify, supplement or amend, or waive any right or obligation of any such Person under or in respect of the Existing Notes or the Indenture with respect thereto that could reasonably be expected to adversely affect the trustee or the Holders.

Offer to Repurchase Upon Change of Control

(a)    Within thirty (30) days following the occurrence of a Change of Control, the company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased (subject to the prepayment provisions in the First Lien Credit Agreement as in effect on the Issue Date, to the extent applicable), plus accrued and unpaid interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within thirty (30) days following a Change of Control, the company shall mail a notice of the Change of Control Offer to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and stating:

(i) that the Change of Control Offer is being made pursuant to Section 4.25 of the Indenture and that all Notes validly tendered and not validly withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(ii) the purchase price and the Change of Control Settlement Date, which shall be no earlier than thirty (30) days but no later than sixty (60) days from the date such notice is mailed;

(iii) that the Change of Control Offer will expire as of the time and date specified in such notice and that the company shall pay the Change of Control Payment for all Notes accepted for purchase promptly thereafter on the Change of Control Settlement Date;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Settlement Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the company may reasonably request, to the paying agent at the address specified in the notice prior to the termination of the Change of Control Offer;

(vii) that Holders will be entitled to withdraw their election if the paying agent receives, prior to the termination of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the company shall modify such notice to the extent necessary to accord with the procedures of the depository applicable to repurchases. Further, the company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 4.25 of the Indenture, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

On or before the Change of Control Settlement Date, the company shall, to the extent lawful, accept for payment all Notes or portions thereof (in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof properly tendered (and not validly withdrawn) pursuant to the Change of Control Offer. Promptly after such acceptance, on the Change of Control Settlement Date, the company shall:

(i)    deposit with the paying agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered (and not validly withdrawn); and

(ii)    deliver or cause to be delivered to the trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the company.

On the Change of Control Settlement Date, the paying agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. The company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Change of Control provisions of Section 4.25 of the Indenture shall be applicable whether or not any other provisions of the Indenture are applicable.

The company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in Section 4.25 of the Indenture applicable to a Change of Control Offer made by the company and purchases all Notes properly tendered and not validly withdrawn under such Change of Control Offer or (2) a notice of redemption of all Notes has been given pursuant to Section 3.07 of the Indenture, unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

No Partial Inducements

The company shall not, and the company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of the Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the Indenture, the Notes or the Note Documents, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes in the time frame set forth in the solicitation documents relating to such consent.

Debt

The company will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)    The Secured Obligations or any guarantee of or suretyship arrangement for the Secured Obligations (including any guarantee of the Notes by any Guarantor required by Section 4.15 of the Indenture);

(b)    Debt (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of any Note Party (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Note Party (provided that such Debt is incurred within sixty (60) days of the acquisition of such property) and (ii) in respect of Capital Leases, provided that the principal amount of all Debt outstanding pursuant to this clause shall not exceed $2,000,000 in the aggregate at any one time;

(c)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(d)    intercompany Debt between Note Parties to the extent permitted by Section 4.30(d) of the Indenture; provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than one of the Note Parties, (ii) any such Debt owed by either the company or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Subsidiary Guarantee and (iii) any such Debt shall not have any scheduled amortization prior to ninety (90) days after the Stated Maturity of the Notes;

(e)    Endorsements of negotiable instruments for collection in the ordinary course of business;

(f)    the Existing Notes and any Permitted Refinancing Debt (subject to Section 4.29(b) of the Indenture) in respect of such Existing Notes; provided that (i) the remaining outstanding principal balance of the Existing Notes shall be less than or equal to $30,000,000 at all times on or after March 1, 2020 and (ii) the company shall have furnished to the trustee and to any requesting Holders prior written notice of its intent to incur any such Permitted Refinancing Debt in accordance with Section 4.29(b) of the Indenture, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;

(g)    Permitted Junior Lien Debt the principal amount of which does not exceed $150,000,000 and any Permitted Refinancing Debt in respect thereof; provided that the company shall have furnished to the trustee and any requesting Holders prior written notice of its intent to incur such Permitted Junior Lien Debt, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;

(h)    Debt in respect of letters of credit posted on behalf of the Note Parties in an amount not to exceed $2,000,000;

(i)    Guarantees of the company and any Guarantor in respect of Debt otherwise permitted hereunder;

(j)    Other Debt not to exceed $10,000,000 in the aggregate principal amount at any one time outstanding;

(k)    (i) all obligations to the extent constituting Debt under all Swap Agreements of the company and its Subsidiaries entered into with Approved Counterparties and which are otherwise permitted hereunder and (ii) all obligations in respect of Bank Product Obligations (as such term is defined in the Intercreditor Agreement) of any of the lenders or lender affiliates under or in connection with the First Lien Credit Agreement or the Credit Facility; and

(l)    Debt issued under the First Lien Credit Agreement and any Permitted Refinancing Debt in respect of all of such Debt (or part of such Debt if the remainder of such Debt is refinanced or replaced as provided in the first proviso of this clause (1)), subject to Section 4.29(b)(iii) of the Indenture (such Permitted Refinancing Debt in respect of the First Lien Credit Agreement, the “Credit Facility”) not to exceed a principal amount equal to the All in Cap in the aggregate at any time outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof); provided that, if any such Debt in respect of the First Lien Credit Agreement or Credit Facility is refinanced or replaced pursuant to Section 4.29(b)(iii) of the Indenture with Permitted Junior Lien Debt or unsecured Debt, there shall be a permanent dollar-for-dollar reduction in the Base Cap and the Refinancing Cap; provided, further, that any such secured Debt incurred under this clause (l) must be (a) secured on a basis that is or would be pari passu with the First Lien Credit Agreement as in effect on the date hereof (which, includes, for the avoidance of doubt, that no Debt secured under this clause (l) may be secured by a so called “one and a half” or similar lien structure) and (b) subject to a rank in right of payment that is or would be pari passu with the loans and obligations under the First Lien Credit Agreement as on the date hereof (which, includes, for the avoidance of doubt, that no Debt incurred under this clause (l) may be contractually subordinated to any other Debt incurred under this clause (l) or otherwise, including pursuant to any so called “first-out” or “last-out” tranche or similar tranching structures).

Liens

The company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (the “Permitted Liens”):

(a)    Liens granted under the Note Documents securing the payment of any Secured Obligations under the Notes and any PIK Notes and Note Documents;

(b)    Excepted Liens;

(c)    Liens securing Permitted Junior Lien Debt permitted by Section 4.27(g) of the Indenture;

(d)    Liens securing Debt permitted by Section 4.27(b) of the Indenture, but only on the Property that are the subject of the Debt referred to in such clause;

(e)    Liens on cash deposits (and Deposit Accounts) securing Debt in respect of letters of credit permitted by Section 4.27(h) of the Indenture;

(f)    Liens existing on the date hereof and listed in Schedule 9.03 of the First Lien Credit Agreement as in effect on the date hereof and any renewals or extensions thereof;

(g)    Liens in favor of a trustee pursuant to an indenture relating to any Debt permitted by the Indenture to the extent such Liens (i) only secure customary compensation, reimbursement and indemnification obligations owing to such trustee and (ii) are limited to the money or property held by such trustee (except such money or property held in trust for the payment of such Debt);

(h)    Liens granted to secure obligations under the First Lien Credit Agreement (including Secured Swap Obligations (as defined in the First Lien Credit Agreement or any substantially similar definition in the Credit Facility) and obligations permitted under Section 4.27(k)(ii) of the Indenture) and, once the First Lien Credit Agreement ceases to exist, the Credit Facility, in each case, to the extent not prohibited under the Indenture, including Section 4.27(l) of the Indenture, and subject to an Intercreditor Agreement; provided that Liens under this clause (h) shall be subject to the All in Cap in all respects;

(i)    Liens in favor of the provider of insurance premium financings which encumber cash or letters of credit held by the party, the proceeds of insurance the premiums of which are financed thereby, or prepaid premiums, which are entered into in the ordinary course of business and which secure the Debt incurred from such provider to pay insurance premiums in an aggregate amount not to exceed $250,000 at any time; and

(j)    Liens on Property not otherwise permitted by the foregoing clauses of Section 4.28 of the Indenture; provided that (i) such Liens do not secure Debt for borrowed money and (ii) the aggregate amount of all Debt secured by Liens permitted by this clause (j) shall not exceed $2,000,000 at any time.

Dividends, Distributions and Redemptions; Amendments to Certain Debt Documents

(a)    Restricted Payments. The company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(i) the company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iii) the company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the company and its Subsidiaries;

(iv) the company may make Restricted Payments in the form of repurchases of Equity Interests issued by the company in an aggregate amount not to exceed $25,000,000 during the term of the Indenture; provided that (A) the PDP Coverage Ratio shall be equal to or greater than 1.00 to 1.00 after giving pro forma effect to such Restricted Payment (and the company has delivered the certificate required by Section 4.03(s) of the Indenture certifying to such pro forma compliance and attaching calculations demonstrating such pro forma compliance), (B) such Restricted Payment is pursuant to an open market repurchase of such Equity Interests and the seller of such Equity Interest is not an Affiliate or “insider” of the company, (C) no Default or Event of Default shall exist at the time of such Restricted Payment or result therefrom and (D) concurrently with any such Restricted Payment, the company shall deliver a certificate executed by its Chief Financial Officer certifying that, after giving effect to such Restricted Payment, the company is Solvent as of such date.

(b)    Redemption or Amendment of Terms of Certain Debt. The company will not, and will not permit any Subsidiary to:

(i) call, make or offer to make any Redemption of or otherwise Redeem (whether in whole or in part) the Existing Notes (or any Permitted Refinancing Debt in respect thereof) or any Permitted Junior Lien Debt (or any Permitted Refinancing Debt in respect thereof); provided that the company may prepay, repay or Redeem the Existing Notes or any Permitted Refinancing Debt in respect thereof so long as such prepayment, repayment or Redemption (1)(x) is made in exchange for or with the net cash proceeds of the substantially concurrent issuance of Equity Interests of the company (other than Disqualified Capital Stock and Equity Interests issued on or before the Issue Date) or (y) is made in exchange for or with the net cash proceeds of a substantially concurrent incurrence of Permitted Junior Lien Debt or unsecured Debt, in each case, constituting Permitted Refinancing Debt of the company maturing at least ninety-one (91) days outside the Stated Maturity of the Notes or (2) is made with aggregate Operating Cash Flow, measured since the Issue Date; provided, however, prepayments, repayments and Redemptions shall only be permitted under this clause (2) if (x) the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available shall be less than 3.00 to 1.00 as measured immediately prior to and after giving pro forma effect to such repayment, prepayment or Redemption and to the other transactions to occur on such date; (y) no Defaults or Event of Default exist or shall occur after giving effect thereto; and (z) concurrently with any such prepayment, repayment or Redemption, the company shall deliver an Officers’ Certificate to the trustee certifying that, after giving effect to such prepayment, repayment or Redemption, the company has complied with Section 4.29(b)(i)(2) of the Indenture and is Solvent as of such date. For the avoidance of doubt, the Existing Notes and any Permitted Refinancing Debt in respect thereof cannot be refinanced, repaid, prepaid or redeemed with any Debt secured by a Lien that is pari passu or senior to the Liens securing the Secured Obligations (including, without limitation, any so called “first”, “one and a half” or similar Lien structures); or

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of or documents governing the Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect of either of the foregoing if:

(A) the effect thereof would be to (t) shorten its maturity or average life, (u) increase the amount of any payment of principal thereof or premium or fee (other than a consent, amendment or similar fee in an aggregate amount for all such fees during the term of the Indenture not to exceed 1.00% of the outstanding principal amount of the Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt being amended, modified or otherwise changed or any fee owed to the Existing Notes trustee) with respect thereto, (v) increase the rate or shorten any period or payment of interest thereon or (w) cause such Permitted Junior Lien Debt or Permitted Refinancing Debt in respect thereof to no longer satisfy the requirements of the definitions of Permitted Junior Lien Debt or Permitted Refinancing Debt, as applicable;

(B) such amendment, modification, waiver, change or consent would adversely affect the Holders in any material respect; or

(C) in the case of Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect thereof, such amendment, modification, waiver, change or consent is prohibited under the terms of the applicable intercreditor agreement;

(iii) refinance or replace (whether in whole or in part) the loans and obligations outstanding under the First Lien Credit Agreement or any Credit Facility so long as (1) such new Debt is in an aggregate principal amount not in excess of the principal amount being refinanced and an amount necessary to pay any accrued and unpaid interest on the Debt being refinanced and any fees and expenses, including call protection amounts, yield maintenance amounts and any other premiums, on the Debt being refinanced that is related to or that becomes due as a result of such refinancing; provided, that the principal amount of the new Debt shall at all times be subject to the All in Cap (subject to reduction to the Base Cap and Refinancing Cap as provided in Section 4.27(l) of the Indenture), (2) the terms of the new Debt do not shorten the final maturity or increase the Weighted Yield on the loans and obligations under the Credit Facility as compared to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement as in effect on the Issue Date by more than 250 basis points; (3) the call protection under the new Debt does not change (and is not modified) in any manner that is prejudicial to the company as compared to the call protection under the refinanced Debt immediately prior to such refinancing, unless, substantially contemporaneously therewith, the Indenture is amended pursuant to Section 9.01(j) of the Indenture such that the Notes also receive the benefit of such prejudicial change or modification to the call protection (as examples, if the terms of the new Debt include a make-whole for a period of time that extends longer than the make-whole then-applicable to the refinanced debt (whether on account of the refinanced Debt never having contained a make-whole or on account of the make-whole expiring or terminating on an earlier date in accordance with its terms) (a “make-whole extension”), then the Notes shall be amended to extend the then-existing make-whole period by (or reintroduce a make-whole period for) the length of the make-whole extension; additionally, in the event the new Debt includes a call premium schedule that increases the call premium percentage applicable at any period of time as compared to the call premium percentage applicable to such period of time under the then-applicable refinanced debt (a “call protection increase”), then the Notes shall be amended such that the then applicable call premium percentage under the Notes (even if the Notes would not otherwise be subject to a call premium at such point in time) are increased by such call protection increases during such periods of time); (4) such new Debt does not in any way restrict the payment, repayment, redemption, repurchase or other refinancing of or in respect of the Notes that would be permitted under the First Lien Credit Agreement as in effect on the Issue Date, (5) such New Debt does not add any Property as collateral for the Credit Facility unless such Property is added as collateral for the Secured Obligations or the Secured Parties decline to take such collateral, (6) such New Debt does not provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Secured Obligations or the Secured Parties decline to take such guarantee and (7) such new Debt does not contravene the provisions of the Intercreditor Agreement;

provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors, provided such Person complies with Section 4.15(b) and Section 4.15(c) of the Indenture.

Investments, Notes, Advances and Acquisitions

The company will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person or make any Material Acquisitions, except that the foregoing restriction shall not apply to:

(a)    Investments disclosed on Schedule 9.05 of the First Lien Credit Agreement as in effect on the Issue Date;

(b)    Accounts receivable arising in the ordinary course of business;

(c)    Cash Equivalents so long as such Cash Equivalents are held in a Deposit Account, Securities Account or Commodities Account subject to an Account Control Agreement;

(d)    Investments (i) made by the company in or to any Subsidiary which is a Guarantor and with respect to which 100% of the issued and outstanding Equity Interests have been pledged to trustee, and (ii) made by any Guarantor in or to any other Note Party;

(e)    Permitted Acquisitions, provided that the company shall deliver concurrently with the consummation of any Permitted Acquisition the Officers’ Certificate required by Section 4.03(s) of the Indenture certifying to pro forma compliance with the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility and a PDP Coverage Ratio that is greater than or equal to 0.95 to 1.00 and attaching calculations demonstrating such compliance;

(f)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under Section 4.30 of the Indenture owing to the company or any Subsidiary as a result of a bankruptcy or other insolvency proceeding under any Bankruptcy Law of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the company or any of its Subsidiaries; provided that the company shall give the trustee prompt written notice if the aggregate amount of all Investments held at any one time under this clause (f) exceeds $100,000;

(g)    guarantees permitted by Section 4.27 of the Indenture, and (ii) guarantees by the company or any Subsidiary for the performance or payment obligations of the company or any Guarantor, which obligations were incurred in the ordinary course of business and do not constitute Secured Obligations;

(h)    Investments not to exceed $5,000,000 in the aggregate at any time; and

(i)    other acquisitions after the Issue Date by the company or any Guarantor of Oil and Gas Properties (or all of the Equity Interests in Persons that primarily own Oil and Gas Properties) that have been approved by the requisite lenders under the First Lien Credit Agreement (or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility), provided that any Property acquired in connection with such acquisition becomes Collateral substantially concurrently with the closing of such acquisition to the extent required under Section 4.19 of the Indenture and any Person acquired as part of such acquisition becomes a Guarantor substantially concurrently with the closing of such acquisition in accordance with Section 4.15(b) of the Indenture.

Nature of Business

The company will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Note Parties and their Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Limitation on Leases

The company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Oil and Gas Properties), under leases or lease agreements which would cause the aggregate amount of all net payments made by the company and the Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Proceeds of Notes

Any of the Note Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by any Holder, the company will furnish to such requesting Holder a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

ERISA Compliance

The company will not, and will not permit any Subsidiary to, at any time:

(a)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, engage in, or permit any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to engage in, any transaction in connection with which the company, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the Code if such penalty or liability could reasonably be expected to result in a Material Adverse Effect;

(b)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, terminate, or permit any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the company, a Subsidiary or any ERISA Affiliate to the PBGC;

(c)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, fail to make, or permit any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Applicable Law, the company, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to result in a Material Adverse Effect;

(d)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, permit to exist, or allow any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, permit, or allow any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the company, a Subsidiary or any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, acquire, or permit any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the company or a Subsidiary or with respect to any ERISA Affiliate of the company or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, incur, or permit any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and

(i)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, amend, or permit any ERISA Affiliate (to the extent that the company has Control of the ERISA Affiliate) to amend, a Plan resulting in an increase in current liability such that the company, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Sale or Discount of Receivables

Except for receivables obtained by the company or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the company will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its Notes receivable or accounts receivable.

Mergers, Etc.

The company will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any Guarantor may merge with or dissolve into any other Guarantor, (b) the company may merge with any Subsidiary (or such Subsidiary may be dissolved into the company) so long as the company is the survivor, (c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the company or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the company or a Guarantor and (d) the company or any Subsidiary may dispose of all of the Equity Interests of any Subsidiary in accordance with Section 4.37 of the Indenture.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under Applicable Law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Sale of Properties

(a)    The company will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property (each, a “Transfer”) except for:

(i) the sale of Hydrocarbons in the ordinary course of business;

(ii) farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such farmouts, in each case, with the approval of the First Lien Agent, or, if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders, in each case, in its or their sole discretion, as applicable;

(iii) the sale or transfer of equipment that is no longer useful or necessary for the business of the company or such Subsidiary or is replaced by equipment of at least comparable value or use;

(iv) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition, as reasonably determined by the management or, with respect to a Material Divestiture, the Board of Directors or other governing body of the company and the company shall deliver an Officers’ Certificate certifying to that effect), (iii) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary, and (iv) with respect to any Material Divestiture, the company shall be in pro forma compliance after giving effect to such Material Divestiture with each of the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility and shall have delivered to the trustee an Officers’ Certificate as required by Section 4.03(s) of the Indenture attaching calculations demonstrating such pro forma compliance;

(v) Transfers of Property to the company or any Guarantor;

(vi) Transfers permitted by Section 4.28, Section 4.29(a), Section 4.35 and Section 4.36 of the Indenture;

(vii) the trade or exchange of Oil and Gas Properties constituting Proved Undeveloped Reserves or Oil and Gas Properties not constituting Proved Reserves for Oil and Gas Properties of like kind and equivalent value (including any cash or Cash Equivalents necessary to achieve an exchange of equivalent value); provided that (i) the aggregate value of all Oil and Gas Properties traded or exchanged pursuant to this clause (vii) shall not exceed $10,000,000 and (i) (A) the value for any Oil and Gas Properties constituting Proved Undeveloped Reserves shall be the net present value of such Oil and Gas Property (using a 10% discount rate) as such value is set forth in the most recently delivered Reserve Report and (B) the value for any Oil and Gas Properties not constituting Proved Reserves shall be the fair market value of such Oil and Gas Property;

(viii) any Transfer of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority or (iii) a Casualty Event;

(ix) the termination, surrender or release of leases and subleases, in each case in the ordinary course of business to the extent the company determines in good faith that such leases or subleases are not economic or the company has no right to extend or renew such lease or sublease;

(x) sales and other Transfers of Properties (other than any Oil and Gas Property constituting Proved Developed Producing Reserves) having a fair market value not to exceed $10,000,000 during any 12-month period; and

(xi) the sale or other disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties not otherwise permitted under Section 4.37(a) of the Indenture; provided that (i) such sale or disposition has been approved by the requisite lenders under the First Lien Credit Agreement, (ii) at least 75% of the consideration received in respect of such sale or other disposition shall be in cash, (iii) such sale or disposition is not for all or substantially all of the Oil and Gas Properties of the company and its Subsidiaries, (iv) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property (and if the consideration received in connection with such sale or disposition is greater than $50,000,000, fair market value must be supported by a fairness opinion in form and substance acceptable to the Majority Holders from a financial advisor of national standing, (v) the Net Cash Proceeds from such sale or disposition are applied pursuant to the mandatory prepayment requirements of the First Lien Credit Agreement or the Credit Facility and Section 4.37(b) of the Indenture and (vi) any assets received shall become Collateral substantially concurrently with such sale or disposition in accordance with Section 4.19 of the Indenture and any Person acquired as part of such acquisition shall become a Guarantor substantially concurrently with the closing of such acquisition in accordance with Section 4.15(b) of the Indenture.

Notwithstanding anything to the contrary in Section 4.37(a) of the Indenture, in no event shall the company or any Subsidiary enter into any “DrillCo” transaction or similar transaction where the company or any Subsidiary conveys any Oil and Gas Property to any Person in exchange for the funding of any drilling or development costs.

(b)    If the company or any Guarantor Transfers Oil and Gas Properties (or any Equity Interests in any Guarantor owning such Oil and Gas Properties) or Liquidates any Swap Agreement (in each case, other than Transfers permitted under Section 4.37(a)(i), Section 4.37(a)(iii), Section 4.37(a)(v) or Section 4.37(a)(vi)) of the Indenture, then the company shall, subject to the prepayment provisions in the First Lien Credit Agreement or the Credit Facility and the reinvestment rights set forth in this clause (b), within ten (10) Business Days after such Transfer or Liquidation, make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased from the Net Cash Proceeds received in excess of $20,000,000 in respect of such Transfer or Liquidation. The offer price in any Asset Sale Offer will be equal to 100% of such Net Cash Proceeds in excess of $20,000,000 and be comprised of principal amount plus accrued and unpaid interest thereon to the Settlement Date plus the Make Whole Premium and/or Applicable Premium, as applicable, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, and will be payable in cash. Notwithstanding the foregoing, the company may, as long as no Default or Event of Default exists, within ten (10) Business Days after such Transfer or Liquidation, notify the trustee that it intends to reinvest such Net Cash Proceeds; provided that if no Default or Event of Default exists and the company notifies the trustee and the Holders that it plans to reinvest such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties constituting Proved Reserves, then it shall do so within ninety (90) days after the date of such Transfer or Liquidation (provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed); provided, further, that (A) if the company fails to make such reinvestment in such period, it shall make an Asset Sale Offer as provided in this clause (b) in an amount equal to the Net Cash Proceeds that were not so reinvested within ten (10) Business Days after the expiration of such ninety (90) day period (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE) and (B) in no event shall the aggregate amount of Net Cash Proceeds permitted to be reinvested exceed $50,000,000 during the term of the Indenture. For the avoidance of doubt, the amount of any Net Cash Proceeds required to be applied as set forth in this section shall be reduced on a dollar-for-dollar basis to the extent that such Net Cash Proceeds are applied to satisfy any mandatory prepayment under the First Lien Credit Agreement or the Credit Facility.

The company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 4.37 of the Indenture, the company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Environmental Matters

The company will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or perform any action or permit any action which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Transactions with Affiliates

The company will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Note Parties) unless such transactions are otherwise permitted under the Indenture and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that (a) any transaction with any Affiliate (other than a transaction solely among Note Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of the Indenture, in excess of $5,000,000 shall require the approval of the Board of Directors of the company (including a majority of the disinterested directors) and (b) the company shall deliver a fairness opinion in form and substance acceptable to the Majority Holders from a financial advisor of national standing approving any transaction with any Affiliate (other than a transaction solely among Note Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of the Indenture, in excess of $10,000,000.

Subsidiaries

The company will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the company gives written notice to the trustee and Collateral Agent of such creation or acquisition and complies with Section 4.15(b) of the Indenture. The company shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 4.36 of the Indenture. Neither the company nor any Subsidiary shall have any Subsidiaries that are not organized under the laws of the United States of America or any state thereof or the District of Columbia. The company will not permit any Person other than a Note Party to own any Equity Interests in any Guarantor.

Negative Pledge Agreements; Dividend Restrictions

The company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Indenture, the Security Documents, the First Lien Credit Documents, Swap Agreements, documents governing Permitted Junior Lien Debt or Capital Leases or purchase money loans creating Liens permitted by Section 4.28 of the Indenture or documents evidencing the Credit Facility) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the trustee, Collateral Agent and the Holders or restricts any Subsidiary from paying dividends or making distributions to any Note Party, or which requires the consent of or notice to other Persons in connection therewith.

Gas Imbalances, Take-or-Pay or Other Prepayments or Minimum Volume Contracts

The company will not, and will not permit any Subsidiary to, (a) allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the company or any Subsidiary that would require the company or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one bcf of gas (on an mcf equivalent basis) in the aggregate or (b) enter into minimum volume contracts for gathering, processing or transportation of production that require the payment of a fee in the event such minimum volumes are not met.

Swap Agreements—Maximum Hedging

The company will not, and will not permit any Subsidiary to, enter into any Swap Agreements other than (a) non-speculative Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) that are either swaps or costless collars (and if costless collars, have terms acceptable to the First Lien Agent or, if the First Lien Credit Agreement ceases to exist, any agent or requisite lenders under the Credit Facility, or, if both cease to exist, the Majority Holders, in each case, in their sole discretion), (iii) the maximum tenor of which is no longer than thirty-six (36) months, (iv) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed and as of the last day of each fiscal quarter, 90% of Reasonably Anticipated Projected Production for each month during the 36-calendar month period following such date of determination, for each of crude oil, liquids and natural gas, calculated separately and (v) in the case of Swap Agreements that are swaps, such Swap Agreements shall have prices for each month during the tenor thereof set at the Strip Price for such month determined at the time such Swap Agreement is entered into; and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the company and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the company’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the company and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed the greater of $20,000,000 and 75% of the then outstanding principal amount of the company’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the company or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures other than collateral provided for in, and upon the terms and conditions set forth in, the Indenture and the relevant Security Documents. No Note Party shall Liquidate any Swap Agreement in respect of commodities if (x) after giving pro forma effect thereto, the company would not be in compliance with Section 4.21 of the Indenture or the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility (and in connection with any such Liquidation, the company shall deliver an Officers’ Certificate demonstrating such pro forma compliance), or (y) the aggregate proceeds received by the Note Parties in respect of such Liquidations in any 12-month period exceeds $2,000,000. Notwithstanding anything to the contrary contained herein, in the event that the First Lien Agent or lenders under the Credit Facility grant an extension, waiver, amendment, or consent with respect to the company’s obligations under Section 9.18 of the First Lien Credit Agreement, such waiver, amendment, consent, or extension shall be automatically applicable to Section 4.43 of the Indenture (without the need for further written modification to the Indenture).

Deposit Accounts

The company will not, and will not permit any Guarantor to, open or otherwise establish, or deposit or otherwise transfer Dedicated Cash Receipts into, any Deposit Account other than Deposit Accounts (a) in which the Collateral Agent has been granted a Lien and (b) that are subject to an Account Control Agreement in favor of the Collateral Agent.

Sale and Leaseback

The company will not, and will not permit any Subsidiary or Guarantor to, enter into any arrangement, directly or indirectly, with any Person whereby the company or any Subsidiary or Guarantor shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby company or any Subsidiary or Guarantor shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which company or any Subsidiary or Guarantor intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Amendments to Organizational Documents and Fiscal Year

Without the prior written consent of the Majority Holders, neither company nor any Guarantor will (a) amend, or permit to be amended, its Organizational Documents or waive any right or obligation of any Person thereunder except to the extent such amendment or waiver could not reasonably be expected to adversely affect the rights and benefits of the trustee or the Holders in any material respect or (b) change its fiscal year to end on any day other than December 31.

Covenant Regarding Financing Facility

If the company or any Note Party incurs any Permitted Junior Lien Debt, unsecured Debt, Permitted Refinancing Debt of any of the foregoing or Permitted Refinancing Debt of all or part of the First Lien Credit Agreement or the Credit Facility or the Notes to the extent such Permitted Refinancing Debt is in the form of Permitted Junior Lien Debt or unsecured Debt or enters into any amendment, modification or supplement to any document evidencing Permitted Junior Lien Debt, the Existing Notes, unsecured Debt or any Permitted Refinancing Debt in respect of any of the foregoing and, in either case, such Debt then incurred or amended, modified or supplemented would have an aggregate cash interest rate in excess of 9.50% per annum (the amount above 9.50% per annum, the “Excess”), then such Excess shall be permitted hereunder if and only if, substantially contemporaneously therewith, the company and trustee amend or supplement the Indenture and Notes pursuant to Section 9.01(j) of the Indenture to provide an increase to the Cash Interest payable on the Notes equal to at least such Excess, which such increase shall be effective no later than the date of the incurrence of the Debt or the amendment, modification or supplement to the Debt giving rise such Excess.

Anti-Layering

Notwithstanding anything in the Indenture to the contrary, the company shall not incur, and shall not permit any Subsidiary to incur, any Debt that: (a) is secured on a subordinated or junior basis to the First Lien Credit Agreement or the Credit Facility and on a senior basis to the Note Documents (including, without limitation, any Debt subject to a so called “one and half lien” or similar lien structure but excluding the Lien in favor of the trustee provided for under Section 7.07 of the Indenture) or (b) is contractually subordinated in right of payment to any Debt and not also contractually subordinated in right of payment to the Notes (including, without limitation, pursuant to the creation of any so called “first-out” or “last-out” tranche or similar tranching structures); provided, however, that this provision shall not prohibit any Debt incurred pursuant to any Swap Agreement permitted to be secured under Section 4.28 of the Indenture.

Events of Default and Remedies

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a)    the company shall fail to pay any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof, by acceleration or otherwise;

(b)    the company shall fail to pay any interest on any Note or any fee or any other amount (other than any amount referred to in Section 6.01(a) of the Indenture) payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 20 days;

(c)    any representation or warranty made or deemed made by or on behalf of the company or any Subsidiary in or in connection with the Exchange Agreement and any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the company or any Subsidiary pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects);

(d)    the company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any of Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 or in any of Sections 4.27 through 4.48 of the Indenture and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the trustee to the company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the company and the trustee or (ii) an Officer of the company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period;

(e)    the company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in the Indenture (other than those specified in Section 6.01(a), Section 6.01(b) or Section 6.01(d) of the Indenture) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the trustee to the company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the company and the trustee or (ii) an Officer of the company or such Subsidiary otherwise becoming aware of such default;

(f)    the company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure periods);

(g)    any event or condition occurs that results in (i) any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the company or any Subsidiary to make an offer in respect thereof, (ii) an “Event of Default” under the First Lien Credit Agreement or any equivalent under any Credit Facility shall have occurred; provided that an “Event of Default” or equivalent resulting from a breach of the First Lien Financial Covenants or of Section 9.01(a) of the First Lien Credit Agreement (or any replacement financial covenants under any Credit Facility) to the extent then in effect under the First Lien Credit Agreement or the Credit Facility shall not constitute an Event of Default under Section 6.01(g)(ii) of the Indenture until (A) the loans or other obligations under the First Lien Credit Agreement or Credit Facility have been accelerated, (B) the First Lien Agent has commenced exercising remedies or (C) such “Event of Default” or equivalent has not been cured or waived under the terms of the First Lien Credit Agreement or Credit Facility, as applicable, within thirty (30) days after notice of the occurrence of such “Event of Default” or equivalent has been delivered by the company to the lenders under the First Lien Credit Agreement or Credit Facility (or was required to be delivered under the terms of the First Lien Credit Agreement or Credit Facility as in effect at such time);

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the company or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the company or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the company or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.01(h) of the Indenture, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the company or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) any stockholder of the company shall make any request or take any action for the purpose of calling a meeting of the stockholders of the company to consider a resolution to dissolve and wind-up the company’s affairs or (vii) take any action for the purpose of effecting any of the foregoing;

(j)    the company or any Guarantor shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding under any bankruptcy law) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against a Note Party or any combination thereof and, in either such case, the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Note Party to enforce any such judgment;

(l)    the Note Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the company or a Guarantor party thereto (or, in the case of any Intercreditor Agreement, against any party thereto other than the Collateral Agent) or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of the Indenture, or a Note Party or any of their Affiliates shall so state in writing; and

(m)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

If any Event of Default occurs and is continuing, the trustee, by written notice to the company, or the Holders of at least 25% in principal amount of outstanding Notes, by written notice to the company with a copy to the trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest and premium (including the Applicable Premium and Make Whole Premium), if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (h) or (i) of Section 6.01 of the Indenture occurs with respect to the company or its Subsidiaries, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium (including the Applicable Premium and Make Whole Premium), if any, thereon. It is understood and agreed that in the event of an acceleration of all or any outstanding Notes pursuant to Article Six in respect of any Event of Default for any reason (including, but not limited to, an Event of Default specified in Section 6.01(h) and Section 6.01(i) of the Indenture or any insolvency proceeding under the bankruptcy law or otherwise), the Applicable Premium and Make Whole Premium with respect to the Notes shall become automatically and immediately due and payable as if such acceleration was an optional redemption made by the company pursuant to Section 3.07 of the Indenture, and the company will pay such premium (including the Applicable Premium and Make Whole Premium), if any, as compensation to the Holders for the loss of their investment opportunity and not as a penalty, whether or not an insolvency proceeding under any bankruptcy law has commenced, and (if an insolvency proceeding has commenced) without regard to whether such insolvency proceeding is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Notes and other Secured Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. The Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09 of the Indenture) by notice to the trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium (including the Applicable Premium and Make Whole Premium), if any, that have become due solely because of the acceleration) have been cured or waived.

If an Event of Default occurs and is continuing, the trustee may pursue any available remedy to collect the payment of principal of and interest, premium (including the Applicable Premium and Make Whole Premium), if any, on, the Notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the trustee, Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09 of the Indenture) by notice to the trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, if any, on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09 of the Indenture) may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. Notwithstanding any provision to the contrary in the Indenture, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the direction or request of any Holder, unless such Holder shall offer to the trustee security and indemnity satisfactory to the trustee against any fee, loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, partner, employee, incorporator, manager or shareholder or other owner of Equity Interests of the company or any Guarantor, as such, shall have any liability for any obligations of the company or any Guarantor under the Notes, the Subsidiary Guarantee or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Legal Defeasance and Covenant Defeasance

The company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(a)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(b)    the company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the trustee, the company’s and the Guarantors’ obligations in connection therewith; and

(d)    the Legal Defeasance provisions of the Indenture.

In addition, the company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events described in Section 6.01(g) will no longer constitute an Event of Default with respect to the Notes. If the company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)    the company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium, if any, on, the outstanding Notes and all other Secured Obligations on the date of fixed maturity or on the applicable redemption date, as the case may be, and the company must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(b)    in the case of Legal Defeasance, the company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(i) the company has received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

(ii) since the Issue Date, there has been a change in the applicable United States federal income Tax law;

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income Tax purposes as a result of such Legal Defeasance and will be subject to United States federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of Covenant Defeasance, the company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income Tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Debt or other borrowing of funds or the grant of Liens securing such Debt or other borrowing, all or a portion of the proceeds of which will be applied to such deposit pursuant to Section 8.04 of the Indenture);

(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the company or any of its Subsidiaries is a party or by which the company or any of its Subsidiaries is bound;

(f)    the company shall deliver to the trustee a certificate of an Officer of the company stating that the deposit was not made by the company with the intent of preferring the Holders over the other creditors of the company or with the intent of defeating, hindering, delaying or defrauding creditors of the company or others; and

(g)    company shall deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

With Consent of Holders of Notes

Except as provided in this section and under the caption “—Amendment, Supplement and Waiver—Without Consent of Holders of Notes”, the company, the Guarantors and the trustee and Collateral Agent, as applicable, may amend or supplement the Indenture, the Notes and any other Note Document with the consent of the Majority Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Majority Holders (including consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or repurchase of the Notes (other than the provisions relating to the covenants in Sections 3.09, 4.25 and 4.37(b) of the Indenture);

(c)    reduce the rate of or change the time for payment of interest, including the Default Rate of interest, on any Note;

(d)    waive a Default or Event of Default in the payment of principal of, or interest, premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)    make any Note payable in money other than that stated in the Notes;

(f)    make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest, premium, if any, on, the Notes (except as permitted in clause (g) below);

(g)    waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 3.09, 4.25 and 4.37(b) of the Indenture);

(h)    release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(i)    make any change in the preceding amendment, supplement and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66  2⁄3% in aggregate principal amount of the Notes then outstanding. The trustee and the Collateral Agent shall be fully protected in connection with the release of all or substantially all of the Collateral in relying upon an Officers’ Certificate and Opinion of Counsel to which it is entitled under Section 9.06 of the Indenture in connection with any such amendment.

Upon the request of the company accompanied by Board Resolutions authorizing their execution of any such amended or supplemental indenture, and upon the filing with the trustee of evidence satisfactory to the trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the trustee and Collateral Agent, as applicable, of the documents described in Section 9.06 of the Indenture, the trustee and Collateral Agent, as applicable, shall join with the company and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplement to any Note Document, unless such amendment or supplement affects the trustee’s or Collateral Agent’s own rights, duties or immunities under the Indenture, the other Note Documents or otherwise, in which case the trustee and Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

It shall not be necessary for the consent of the Holders of Notes under Section 9.02 of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under Section 9.02 of the Indenture becomes effective, the company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without Consent of Holders of Notes

Notwithstanding the preceding, without the consent of any Holder of Notes, the company, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

(a)    to cure any ambiguity, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(c)    to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder in any material respect;

(d)    to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.15 of the Indenture;

(e)    to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture;

(f)    to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(g)    to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or Collateral Agent;

(h)    to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any discharge or release of any Collateral that is permitted by the Indenture or any of the Note Documents;

(i)    to implement any amendment contemplated by Section 4.24(a)(iii), Section 4.29(b)(iii)(3) or Section 4.47 of the Indenture; or

(j)    with respect to the Security Documents, as provided in the Intercreditor Agreement.

In addition, without the consent of any Holder, the Intercreditor Agreement may be amended in accordance with its terms, including to add additional Debt as Priority Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement) and add other parties (or any authorized agent thereof or trustee therefor) holding such Debt thereto and to establish that the Liens on any Collateral securing such Debt shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement), as applicable, then outstanding.

Upon the request of the company, and upon receipt by the trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 of the Indenture, the trustee and Collateral Agent, if applicable, shall join with the company and the Guarantors in the execution of any amended or supplemental indenture and amendment or supplement to any Note Documents authorized or permitted by the terms of Section 9.01 of the Indenture, but neither the trustee nor the Collateral Agent, as applicable, shall be obligated to enter into such amended or supplemental indenture or amendment or supplement to any Note Document that affects its own rights, duties or immunities under the Indenture, any Note Document or otherwise.

Satisfaction and Discharge

The Indenture will be satisfied and discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the Indenture), when:

(1)    either:

(a)    all Notes that have been authenticated, except lost, wrongfully taken or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the company, have been delivered to the trustee for cancellation, or

(b)    all Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one (1) year by reason of the mailing of a notice of redemption or otherwise, and the company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, accrued interest, premium, (including, the Make Whole Premium and Applicable Premium) if any, and all other Secured Obligations to the date of fixed maturity or redemption.

(2)    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Debt or other borrowing of funds or the grant of Liens securing such Debt or other borrowing, all or a portion of the proceeds of which will be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the company or any of its Subsidiaries is a party or by which the company or any of its Subsidiaries is bound;

(3)    the company and the Guarantors have paid or caused to be paid all other sums payable by them under the Indenture; and

(4)    the company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be. In addition, the company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

The trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the company, any Guarantor or any Affiliate of the company with the same rights it would have if it were not trustee. However, in the event that the trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as trustee (if the indenture is then qualified under the TIA) or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Northern Oil and Gas, Inc., 601 Carlson Pkwy, Suite 990, Minnetonka, MN 55305, Attention: Secretary.

Book-Entry, Delivery and Form

The Initial Notes are intended to be represented by unrestricted Notes that do not bear the legend set forth in Section 2.3(b)(i) of Exhibit 1 of the Indenture, which shall be issued initially in the form of one or more permanent global Notes in fully registered form without interest coupons with the global Notes legend set forth in Exhibit 1 attached to the Indenture (each, an “Unrestricted Global Note”), which shall be deposited on behalf of the Participating Holders represented thereby with the trustee, as Notes custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the company and authenticated by the trustee as hereinafter provided. If so determined by the company, Notes may be issued from time to time as Transfer Restricted Securities in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”) or in reliance on Regulation S (“Regulation S Notes”) under the Securities Act (“Regulation S”). Such Transfer Restricted Securities shall be issued initially in the form of one or more permanent global Notes in fully registered form without interest coupons with the global Notes legend and Restricted Notes Legend set forth in Exhibit 1 attached to the Indenture (each, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the trustee, as Notes custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the company and authenticated by the trustee as hereinafter provided. Beneficial interests in any Unrestricted Global Note or Restricted Global Note may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the trustee and the Depository or its nominee as hereinafter provided. Initial Notes issued in global form (including any increases as the result of a PIK Payment), Unrestricted Global Notes and Restricted Global Notes are sometimes referred to in this Appendix as “Global Notes.”.

Except as set forth in the Indenture, the Global Notes may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Beneficial interests in the Global Notes may not be exchanged for Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof, if:

(1)	DTC (a) notifies the company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either event, the company fails to appoint a successor depositary within 90 days;

(2)	the company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the Indenture, including if an Affiliate of the company acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the Indenture.

Same Day Settlement and Payment

The company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

The Notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Account Control Agreement” means, as to any Deposit Account, Securities Account or Commodities Account of any Note Party, a customary agreement or agreements, in form and substance not adverse to the Holders in any material respect (as determined by the company and certified to the trustee in an Officers’ Certificate) and acceptable to the Collateral Agent in its reasonable discretion, among such Note Party owning such Deposit Account, Securities Account or Commodities Account, the Collateral Agent and the financial institution at which such Deposit Account, Securities Account or Commodities Account is located, which agreement establishes the Collateral Agent’s control with respect to such Deposit Account, Securities Account or Commodities Account. For purposes of this definition, the term “control” has the meaning given to such term in the UCC. Any control agreement entered into on the Issue Date by the company and the Collateral Agent shall be deemed to be in compliance with this definition.

“AFE” means an authority for expenditure listing the expenses of drilling a well and completing or abandoning the well and received in the ordinary course of business.

“Affiliate” means, with respect to a specified Person, another Person, that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“All in Cap” means an amount not to exceed the sum of (i) the Base Cap, plus (ii) the principal amount of any customary debtor-in-possession financing (which shall not exceed the lesser of (a) $75,000,000 (exclusive of any “roll-up” of any prepetition amounts under the First Lien Credit Agreement or the Credit Facility (other than Excess Priority Lien Obligations (as such term is defined in the Intercreditor Agreement))) and (b) the amount agreed to in the Intercreditor Agreement as in effect on the date of measurement), plus (iii) any customary protective advances in an amount up to 2.00% of the principal amount outstanding under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility as of such time (without giving effect to any Excess Priority Lien Obligations (as such term is defined in the Intercreditor Agreement) or debtor-in-possession financing) by the lenders under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility in respect of any collateral or for insurance, Taxes or maintenance of collateral, plus (iv) any increase in the principal amount of the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility due to interest paid in kind or capitalized (subject, in all respects to the limitations set forth in Section 4.24(a) and Section 4.29(b)(iii) of the Indenture), plus (v) any amounts owing in respect of customary Hedging Obligations (as such term is defined in the Intercreditor Agreement) and Bank Product Obligations (as such term is defined in the Intercreditor Agreement), if any, plus (vi) in the case of Debt constituting Permitted Refinancing Debt of the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility, any interest, fees, premiums, make whole amounts or call protection amounts that become due as a result of such refinancing in an amount so long as, when aggregated with the principal amount of loans outstanding under the First Lien Credit Agreement, if the First Lien Credit Agreement ceases to exist, or the Credit Facility at such time, the aggregate amount shall not exceed the Refinancing Cap.

“Applicable Law” except as the context may otherwise require, means all Applicable Laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Approved Counterparty” means (a) BP Energy Company, (b) Macquarie Bank Limited, (c) Cargill Incorporated, (d) Royal Bank of Canada, (e) Fifth Third Bank, (f) Capital One Bank (USA), N.A., (g) any other Person with a A- or higher rating from Moody’s or A3 or higher rating from S&P (or such counterparty’s obligations under any Swap Agreement have been guaranteed by an entity with such ratings) at the time that such Note Party enters into a Swap Agreement, or (h) any Person acceptable to the Majority Holders.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc. and, in each case, any and all successors thereto, and (d) any Person acceptable to the Majority Holders.

“Base Cap” means $400,000,000 as may be reduced from time to time in accordance with Section 4.27(l) of the Indenture.

“Beneficial Owner” has the meaning assigned such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such board of directors or such other governing body.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder, provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board (“FASB”) on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to Section 4.03(a) and 4.03(b) of the Indenture.

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed or insured by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing within one (1) year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s; (c) deposit accounts or deposits maturing within one (1) year from the date of acquisition thereof with, including certificates of deposit issued by any bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; (d) repurchase obligations with a term of not more than thirty (30) days from the date of acquisition thereof for underlying securities of the type described in the foregoing clauses (a) through (c); and (e) deposits in money market funds investing exclusively in Investments described in the foregoing clauses (a) through (d).

“Cash Interest” means any interest on the Notes payable in cash.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the company or any of its Subsidiaries having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change of Control” means the occurrence of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 45% or more of the Voting Stock of the company, (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the company by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the Board of Directors of the company or (ii) appointed by directors so nominated, appointed or approved or (c) any “change in control” under any documents governing any Material Indebtedness.

“Collateral” means all assets or property, now owned or hereafter acquired by the company and the Guarantors (other than Excluded Assets (as defined in the Security Agreement)), to the extent such assets or property are mortgaged, pledged or assigned or purported to be mortgaged, pledged or assigned, or are required to be mortgaged, pledged or assigned under the Indenture or the Security Documents to the Collateral Agent, together with the proceeds thereof.

“Collateral Agent” means Wilmington Trust, National Association, a national banking association, as collateral agent, together with its successors in such capacity.

“Commodities Account” has the meaning assigned to such term in the UCC.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Compliance Certificate Due Date” means the date a Compliance Certificate is due pursuant to Section 4.03(c) of the Indenture.

“Consolidated Net Income” means with respect to the company and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the company and the Consolidated Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the company or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the company and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the company or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary (other than the Guarantors) to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the company or to a Consolidated Subsidiary, as the case may be; or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the company or any of its Consolidated Subsidiaries; (d) the net income of any Consolidated Subsidiary that is not a Guarantor, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the company or to a Consolidated Subsidiary, as the case may be; (e) any extraordinary gains or losses during such period; (f) non-cash gains, losses or adjustments under FASB Accounting Standards Codification Topic 815 as a result of changes in the fair market value of derivatives; (g) any gains or losses attributable to writeups or writedowns of assets; and (h) any cancellation of debt income.

“Consolidated Subsidiary” means each Subsidiary of the company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the company in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“De Minimis Acquisition” means any acquisition (whether in an individual transaction or a series of related transactions) by the company or its Subsidiaries of Property if the consideration therefor is less than $2,500,000.

“Debt” means, for any Person, each of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments including, without limitation, all interest, premiums and call protection (if any), yield maintenance amounts (if any), make-whole amounts (if any), fees, indemnities, reimbursement obligations and expenses payable in connection therewith; (b) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all (i) accounts payable and (ii) accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, in each case (other than deferred purchase price obligations in connection with the acquisition of Oil and Gas Properties), which are greater than ninety (90) days past the date of invoice other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) all obligations of such Person to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business; (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock of such Person; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Dedicated Cash Receipts” means all cash received by or on behalf of the company or any Guarantor with respect to the following: (a) any amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the company or any Guarantor; (c) proceeds from the First Lien Credit Agreement, and if the First Lien Credit Agreement ceases to exist, the Credit Facility or the Notes; and (d) any other cash received by the company or any Guarantor from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement) other than (i) liability insurance proceeds required to be paid directly to third parties, (ii) payments made to the company or any Guarantor for the account of third parties under or in connection with joint operating agreements or similar joint development agreements and (iii) amounts described in the definition of “Excluded Deposit Accounts” which are deposited in Excluded Deposit Accounts.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in either case, on or prior to the date that is one (1) year after the earlier of (i) the Stated Maturity of the Notes and (ii) the date on which there are no Notes or other obligations hereunder outstanding.

“DTC” means The Depository Trust Company, its nominees, successors and assigns.

“EBITDAX” means, as of any date of determination, the sum of Consolidated Net Income for the most recently ended four fiscal quarters (including any such quarter ending on such date of determination) plus the following expenses or charges to the extent deducted from Consolidated Net Income in such four fiscal quarter period: (a) interest expense, (b) income Taxes, (c) depreciation, (d) depletion, (e) amortization, (f) one-time transaction fees and expenses paid or accrued in connection with debt financings, capital raising transactions, acquisitions and dispositions in an aggregate amount for this clause (f) not to exceed $5,000,000 in any four fiscal quarter period, (g) exploration expenses, (h) other than for purposes of calculating EBITDAX for purposes of the definition of PIK Interest Suspension Certificate and certain Restricted Payments, pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, dispositions, discontinuance of activities or operations and other specified transactions, restructurings, cost savings initiatives, operational changes and other initiatives or specified transactions that are reasonably identifiable and factually supportable and projected by the company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the company) within 12 months thereafter (including any actions taken on or prior to the Issue Date) in an amount not to exceed 10% of EBITDAX for such four fiscal quarter period calculated before giving effect to this clause (h), but, in any case, only to the extent the First Lien Credit Agreement or the Credit Facility are then in effect, in an amount not in excess of the pro forma adjustments permitted thereunder, and (i) other non-cash charges (including non-cash expenses associated with the granting of stock-based compensation to employees and directors of the company or its Subsidiaries, non-recurring non-cash losses (or minus any gains), non-cash mark to market losses (or minus any gains), and non-cash impairments or accounting adjustments with respect to any disposition of assets permitted hereby), minus all non-cash income added to Consolidated Net Income minus all gains (whether cash or non-cash) from asset dispositions (other than Hydrocarbons produced in the ordinary course of business) and Liquidations of Swap Agreements (in each case to the extent included in Consolidated Net Income during the applicable period); provided that that if the company or any Consolidated Subsidiary shall make a Material Acquisition or Material Divestiture during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such Material Acquisition or Material Divestiture, as if such Material Acquisition or Material Divestiture had occurred on the first day of such period to the same extent as under the First Lien Credit Agreement and, if such First Lien Credit Agreement ceases to exist, the Credit Facility (but excluding, for the avoidance of doubt and in all cases, any adjustments on account of pro forma cost savings, synergies or similar items, except as provided in clause (h) above).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect and as applicable in any and all jurisdictions in which the company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the company or any Subsidiary is located, including the Oil Pollution Act of 1990, as amended (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “Oil” shall have the meaning specified in OPA, the terms “Hazardous Substance” and “Release” have the meanings specified in CERCLA, the terms “Solid Waste” and “Disposal” (or “Disposed”) have the meanings specified in RCRA and the term “Oil and Gas Waste” shall mean those waste that are excluded from the definition of “hazardous waste”

pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and to the extent the Applicable Laws of the state or other jurisdiction in which any Property of the c”ompany or any Subsidiary is located establish a meaning for “Oil,” “Hazardous Substance,” “Release,” “Solid Waste,” “Disposal” or “Oil and Gas Waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 261.4(b)(5), such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the company or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the company, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the company or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the company or any of its Subsidiaries to provide collateral to the depository institution for any other purpose; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the company or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and Liens related to surface leases and surface operations, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the company or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, (ii) no intention to subordinate the second priority Lien granted in favor of the Collateral Agent and the Holders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (iii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money.

“Excluded Deposit Account” means, as of any date of determination, (a) any Deposit Account, the balance of which consists exclusively of (i) withheld income Taxes and federal, state or local employment Taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the company or any Subsidiary and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the company or any Subsidiary, (b) all segregated Deposit Accounts, constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the company or any Subsidiary, (c) any “zero balance account” or other account that automatically and immediately transfers any amounts deposited in such account to an account subject to an Account Control Agreement and (d) any Deposit Accounts maintained solely for the benefit of issuers of letters of credit containing cash collateral constituting Liens permitted pursuant to Section 4.28(e) of the Indenture; provided that the aggregate amount deposited in all accounts described in clauses (a) and (b) shall not exceed $500,000 at any time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of January 31, 2018, by and among the company and the Participating Noteholders, as amended from time to time.

“Existing Notes” means the 8.000% Senior Notes due 2020 issued by the company outstanding on the Issue Date immediately after giving effect to the issuance of the notes and the transactions contemplated under the Exchange Agreement.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, manager, or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the company.

“First Lien Agent” means TPG Specialty Lending, Inc., until a successor replaces it in accordance with the applicable provisions of the First Lien Credit Agreement, or if the First Lien Credit Agreement ceases to exist, the collateral agent, or other representative of lenders or holders of the Credit Facility party to the Credit Facility and the Intercreditor Agreement (including by joinder).

“First Lien Credit Agreement” means the Term Loan Credit Agreement, dated as of November 1, 2017, among the company, as borrower, the First Lien Agent, as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, in accordance with its terms and in a manner not prohibited by or in violation of the terms of the Indenture or the Intercreditor Agreement.

“First Lien Credit Documents” means the First Lien Credit Agreement, the First Lien Security Documents and all promissory notes and guarantees executed in connection therewith, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, in accordance with its terms and in a manner not prohibited by or in violation of the terms of the Indenture or the Intercreditor Agreement.

“First Lien Financial Covenants” means the “Financial Covenants” under Sections 9.01(b) and (c) of the First Lien Credit Agreement as of the Issue Date (and any substantially similar financial maintenance covenants under any Credit Facility).

“First Lien Security Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, intercreditor agreements, deeds of trust or other grants or transfers for security executed and delivered by the company, a Guarantor or any other obligor under the First Lien Credit Agreement or any First Lien Credit Document creating (or purporting to create) a Lien upon Collateral in favor of the First Lien Agent for the benefit of the lenders under the First Lien Credit Agreement, or if the First Lien Credit Agreement ceases to exist, the Credit Facility, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms, in compliance with the Indenture and the Intercreditor Agreement.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the trustee or any Holder hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements contained in the company’s most recently dated Form 10-K filed with the SEC with respect to the fiscal year ending December 31, 2017, except for changes in which the company’s independent certified public accountants concur and which are disclosed to the trustee and Holders on the next date on which financial statements are required to be delivered to the trustee and Holders pursuant to the Indenture; provided that, unless the company and the Majority Holders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; provided further, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Issue Date) that would constitute capital leases in conformity with GAAP on the Issue Date shall be considered capital leases and all calculations and deliverables under the Indenture or any other note document shall be made or delivered, as applicable, in accordance therewith.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the company, any Subsidiary, any of their Properties, or any Holder.

“Governmental Requirement” means any Applicable Law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt or entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each Subsidiary of the company that executes a supplement to the Indenture in accordance with Section 4.15 of the Indenture and the respective successors and assigns of such Subsidiaries in each case until such time as any such Subsidiary shall be released and relieved of its obligations pursuant to Section 10.03 of the Indenture.

“Hazardous Material” means any substance regulated or as to which liability might arise under any Environmental Law and including without limitation (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Holder” means a Person in whose name a note is registered.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty interests and other royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the company and/or the Subsidiaries, as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Note Parties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Note Parties or other properties constituting Oil and Gas Properties of the Note Parties.

“Indenture” means the Indenture dated May 15, 2018, between the company, the trustee, and the Collateral Agent.

“Initial Notes” means the $344,279,000 aggregate principal amount of 8.50% Senior Secured Second Lien Notes due 2023 issued pursuant to the Indenture on the Issue Date.

“Initial Reserve Report” means the report prepared by or under the supervision of the chief engineer of the company, dated as of December 31, 2017, evaluating the Oil and Gas Properties constituting Proved Reserves of the company and its Subsidiaries.

“Intercreditor Agreement” means the Issue Date Intercreditor Agreement or, if requested by the company, any other intercreditor agreement acceptable to the Collateral Agent and the Majority Holders, in each case, as the same may be amended, supplemented, or otherwise modified in accordance with the terms of the Indenture and the terms thereof.

“Investments” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, the assumption of Debt of, the purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issue Date” means May 15, 2018.

“Issue Date Intercreditor Agreement” means the Intercreditor Agreement dated as of May 15, 2018, between TPG Specialty Lending, Inc., as Original Priority Lien Agent (as defined therein), and Wilmington Trust, National Association, as Original Second Lien Agent (as defined therein) and acknowledged and agreed by the company and certain of its Subsidiaries (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of the Indenture, the company and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation (other than a novation of Swap Agreements between the company and/or Guarantors), unwind or termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Majority Holders” means the Holders of more than 50% of the aggregate principal amount of outstanding Notes at such time, subject to certain provisions of the Indenture.

“Make Whole Premium” means, as of any date of determination for any payment, Redemption, repurchase, refinancing, substitution or replacement with respect to the Notes (it being agreed that, in the case of an acceleration of any Notes, including in connection with a bankruptcy, insolvency, reorganization or similar proceeding, the principal amount of the Notes accelerated shall be deemed to have been paid on the date of acceleration solely for purposes of calculating the Make Whole Premium) in each case paid or deemed paid prior to May 15, 2020 an amount equal to the difference (which shall not be less than zero) of (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred and assuming for such purposes that PIK Interest would have been due and payable during the entire period of measurement only if (i) PIK Interest is payable on such date of determination and a PIK Interest Suspension Certificate has not been delivered to the trustee before the Compliance Certificate Due Date immediately preceding such date of determination or (ii) PIK Interest is not payable on such date of determination and a PIK Interest Suspension Certificate has not been delivered to the trustee before the Compliance Certificate Due Date immediately preceding such date of determination) or (iii) in the event of an acceleration) which would have otherwise been payable on the amount of the principal repayment of the Notes from the date of repayment (or deemed repayment in the case of an acceleration of the Notes) or reduction until May 15, 2020, minus (B) the aggregate amount of interest Holders would earn if the repaid (or deemed repaid in the case of an acceleration of the Notes) or reduced principal amount were reinvested for the period from the date of repayment (or deemed repayment in the case of an acceleration of the Notes) or reduction until May 15, 2020 at the Treasury Rate. To the extent the Notes become due and payable as a result of an Event of Default or the acceleration of the Notes, including in connection with a bankruptcy, insolvency, reorganization or similar proceeding or to the extent the Notes are to be redeemed, repurchased, refinanced, substituted or replaced upon the occurrence and during the continuation of an Event of Default or such other event as provided in Section 2.12 or Section 6.01(d) of the Indenture, the rate of interest to be used in determining the Make Whole Premium shall be the Default Rate. The company shall calculate or cause the calculation of the Make Whole Premium, and the trustee shall have no duty to verify the company’s calculations thereof.

“Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable Flood Insurance Regulations.

“Material Acquisition” means any acquisition (whether in an individual transaction or a series of related transactions) by the company or its Subsidiaries of Property (other than any De Minimis Acquisition except for purposes of Section 4.15(d) and Section 4.19 of the Indenture; provided that, in the event the First Lien Agent (or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility) grants an extension, waiver, amendment, or consent with respect to the collateral requirements applicable under the Credit Agreement or Credit Facility, as applicable, in respect of any De Minimis Acquisition, such extension, waiver, amendment or consent shall also apply to an equal extent with respect to the collateral requirements under Section 4.15(d) or Section 4.19 of the Indenture with respect to such De Minimis Acquisition) if the consideration therefore exceeds (a) $5,000,000 for any individual transaction or series of related transactions or (b) $20,000,000 when aggregated with the consideration paid in connection with all other acquisitions of Property during the trailing twelve (12) month period through and including the month in which such acquisition occurs.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the company and the Subsidiaries taken as a whole, (b) the ability of the company, any Subsidiary or any Guarantor to perform any of its obligations under any Note Document to which it is a party, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the trustee, the Collateral Agent or any Holder under any Note Document.

“Material Divestiture” means any sale, assignment, farm-out, conveyance or other transfer of Oil and Gas Properties if the consideration therefore, when aggregated with the consideration received in connection with all other sales, assignments, farm-outs, conveyances or other transfers of Oil and Gas Properties during the fiscal quarter in which such transaction occurs, exceeds $5,000,000.

“Material Indebtedness” means any Debt (other than the Notes), or net obligations in respect of one or more Swap Agreements, of any one or more of the company and its Subsidiaries, in either case in principal amount exceeding, on any date of determination, $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the company or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value determined under the circumstances and in accordance with the provision of clause (a) of such term “Swap Termination Value”.

“Measurement Fiscal Quarter” means a fiscal quarter ending on June 30 or December 31 of each year until the Stated Maturity of the Notes (beginning with the fiscal quarter ending June 30, 2018).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the company or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Documents.

“Multiemployer Plan” means any employee pension plan as defined in Section 3(2) of ERISA covered by Title IV of ERISA that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means:

(1)    with respect to any issuance or sale of Equity Interest or the sale or incurrence of any Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees, expenses and charges actually incurred in connection with such issuance or sale and net of Taxes paid or payable as a result of such issuance or sale; and

(2)    with respect to any Transfer of assets or Liquidation of any Swap Agreement, the aggregate cash proceeds received by the company or any of its Subsidiaries in respect of such Transfer or Liquidation (including any cash received upon the sale or other disposition of any non-cash consideration received in any Transfer or Liquidation), net of, without duplication:

(a) the direct costs relating to such Transfer or Liquidation, including legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;

(b) Taxes paid or reasonably estimated to be payable as a result thereof;

(c) amounts required to be applied to the repayment of Debt (other than under the Indenture and the First Lien Credit Agreement, and once the First Lien Credit Agreement ceases to exist, the Credit Facility) secured by a Lien on the asset or assets that were the subject of such Transfer; and

(d) any reserve established in accordance with GAAP against liabilities associated with such Transfer or Liquidation or any amount placed in escrow for adjustment in respect of the purchase price of such Transfer or Liquidation, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the company or its Subsidiaries from such escrow arrangement, as the case may be.

“Note Documents” means the Indenture (including any guarantee by any Guarantor), the Notes, the Intercreditor Agreement, the Security Documents and all other agreements, instruments, documents and certificates now or hereafter executed and delivered by the company or any Guarantor to, or in favor of, the Holders, the trustee or the Collateral Agent in connection with the Indenture or the transactions contemplated hereby.

“Note Parties” means, collectively, the company and the Guarantors (if any), each of which is individually referred to as “Note Party”.

“Notes” means the Initial Notes (including an increase in principal of a Global Note as the result of a PIK Note Payment) and any PIK Notes authenticated and delivered under the Indenture. The Initial Notes and any PIK Notes (or any increase in the principal amount of a Global Note) subsequently issued shall be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes (and any increase in the principal amount of a Global Note as a result of a PIK Note Payment) and any PIK Notes.

“NYMEX” means the New York Mercantile Exchange (or its successor).

“Officer” means, with respect to any Person, the chairman of the Board of Directors, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the company by two of its Officers, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the company, that meets the requirements of Section 11.05 of the Indenture.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the company and/or the Subsidiaries, as the context requires.

“Operating Cash Flow” means the excess, if any, of (a) all Operating Revenues as measured from the Issue Date until the date of determination over (b) the sum of (i) all Operating Expenses as measured from the Issue Date until the date of determination and (ii) all amounts of “Operating Revenues” applied under Section 4.29(b)(i) of the Indenture prior to the date of determination.

“Operating Expenses” means the sum of (i) operating expenses of the company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including operation and maintenance expenses and property and other Taxes, but excluding depreciation and amortization, regulatory asset amortization and other non-cash expenses as measured from the Issue Date until the date of determination plus (ii) Capital Expenditures as measured from the Issue Date until the date of determination.

“Operating Revenues” means, for any period, the cash operating revenues of the company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Participating Noteholders” means holders of the company’s 8.000% Senior Notes due 2020 immediately before giving effect to the issuance of the Notes that are party to the Exchange Agreement.

“PDP Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Total PDP PV-10 as of such date plus (ii) the aggregate amount of all unrestricted cash and unrestricted Cash Equivalents of the company and its Subsidiaries, in each case, in accounts subject to an Account Control Agreement on such date to (b) the amount of Senior Secured Debt as of such date.

“Permitted Acquisition” means any acquisition after the Issue Date by the company or any Guarantor of upstream Oil and Gas Properties if each such acquisition meets all of the following requirements:

(1)    no less than five (5) Business Days (or such shorter time as the First Lien Agent may agree in its discretion) prior to the proposed closing date of any Material Acquisition, the company shall have delivered a written notice and description of such Material Acquisition to the Trustee (and, if requested, to any Holder requesting such notice), which notice shall include the proposed closing date of such Material Acquisition, together with all material agreements, documents and instruments in respect of such acquisition, including, without limitation, the purchase, sale or transfer agreements therefor, pro forma financial information necessary to determine the company’s and its Subsidiaries’ compliance with the terms of the Indenture after giving effect to such Material Acquisition, and all Security Documents required by the Indenture;

(2)    each applicable Note Party shall have complied with the requirements of Section 4.15(b) of the Indenture;

(3)    both before and after giving effect to any Material Acquisition, no Default or Event of Default shall have occurred and be continuing;

(4)    both before and after giving effect to any Material Acquisition (and any incurrence of Debt in connection therewith), the company is in pro forma compliance with the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility and the PDP Coverage Ratio is equal to or greater than 0.95 to 1.00; and

(5)    both before and after giving effect to any Material Acquisition, the Note Parties shall be in compliance with Section 4.31 of the Indenture.

“Permitted Junior Lien Debt” means Debt secured by a Lien junior in priority to the Liens securing the Secured Obligations and satisfies the following conditions: (a) such Debt does not have an interest rate that would cause any non-compliance with Section 4.47 of the Indenture; (b) such Debt (or the documents governing such Debt) shall not contain (i) any individual financial maintenance covenant, (ii) an event of default that is more restrictive or onerous with respect to the company and the Subsidiaries than any event of default in the Indenture, unless the Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous events of default, (iii) any covenants (other than financial maintenance covenants, which are addressed in clause (i) above) that, taken as a whole, are more onerous or restrictive with respect to the company and the Subsidiaries than the covenants in the Indenture, unless the Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous covenants, (iv) restrictions on the ability of the company or any of its Subsidiaries to guarantee the Secured Obligations or to pledge assets as collateral security for the Secured Obligations, or (v) any prohibition on the prior repayment of any Secured Obligations; (c) the Liens securing such Debt are subordinated to the Liens securing the Secured Obligations and such Liens and the terms of such Debt are subject to an Intercreditor Agreement and the security documents creating junior liens securing such Debt shall be in the form required by the Intercreditor Agreement (or if requested by the company, such other form reasonably acceptable to the Collateral Agent and Majority Holders); (d) at the time of issuing or incurring such Debt (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) (i) no Default has occurred and is then continuing, (ii) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt, and (iii) after giving effect to the issuance or incurrence (or otherwise becoming outstanding) thereof, the company is in pro forma compliance with the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility; (e) the terms of such Debt (or the documents governing such Debt) do not provide for a maturity date or any scheduled principal repayment, mandatory principal redemption or sinking fund obligation in each case prior to the 180th day after the Stated Maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in the Indenture) and customary acceleration rights after an event of default); and (f) substantially contemporaneously with the issuance or incurrence (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) of such Debt, the call protection, prepayment premium and yield maintenance provisions contained in the Indenture and any related provisions of the Indenture are validly amended to the extent necessary so that the time periods and percentages contained in the call protection, prepayment premium and yield maintenance provisions applicable to the Notes are no less favorable (from the perspective of the Holders) than the more favorable (from the perspective of the Holders) of the time periods and percentages for the call protection, prepayment premium and yield maintenance provisions of such Debt.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to substantially contemporaneously refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including premiums, related to such exchange or refinancing (but, in the case of Permitted Refinancing Debt in respect of the First Lien Credit Agreement or the Credit Facility, subject to the All in Cap in all respects); (b) such new Debt (other than in respect of Permitted Refinancing Debt (other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt) in respect of the First Lien Credit Agreement, or if the First Lien Credit Agreement should cease to exist, the Credit Facility, subject to the All in Cap in all respects) has (i) a stated maturity no earlier than the later of (A) the stated maturity of the Refinanced Debt and (B) the date this is 180 days following the Stated Maturity of the Notes and (ii) an average life no shorter than the average life of the Refinanced Debt; (c) other than in respect of Permitted Refinancing Debt of the First Lien Credit Agreement or the Credit Facility (other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt), such new Debt does not contain (i) any individual financial maintenance covenant or event of default that, in the case of any individual event of default, is more restrictive or onerous with respect to the company and the Subsidiaries than any individual event of default in the Refinanced Debt or the Indenture, or (ii) any covenants (other than financial maintenance covenants) that, taken as a whole, are more onerous or restrictive with respect to the company and the Subsidiaries than the covenants in the Refinanced Debt or the Indenture; (d) if the Refinanced Debt is contractually subordinated to the Secured Obligations, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Subsidiary Guarantee) to at least the same extent as the Refinanced Debt and is otherwise subordinated pursuant to an intercreditor agreement reasonably satisfactory to the Majority Holders; (e) if the Refinanced Debt is unsecured, such new Debt is unsecured; (f) other than in respect of Permitted Refinancing Debt of the First Lien Credit Agreement or the Credit Facility (other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt), the terms of Permitted Refinancing Debt do not provide for any scheduled principal repayment, mandatory principal redemption or sinking fund obligation prior to the 180th day after the Stated Maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in the Indenture) and customary acceleration rights after an event of default); and (g) if the Refinanced Debt is secured, such new Debt shall be either unsecured or secured; provided that to the extent such new Debt is secured, such new Debt shall be subject at all times to an Intercreditor Agreement and any security documents creating junior liens securing such new Debt shall be in the form required by the Intercreditor Agreement (or, if requested by the company, such other form reasonably acceptable to the Collateral Agent and the Majority Holders).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, “Proved Developed Reserves” means the sum of Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“PIK Interest Suspension Certificate” means a certificate of the chief executive officer or a financial officer (i) certifying that the ratio of Total Debt as of such date to EBITDAX for the most recently completed Measurement Fiscal Quarter is less than 3.00 to 1.00 as of the last day of such Measurement Fiscal Quarter and (ii) setting forth reasonably detailed calculations of such ratio.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan, (a) which is currently or hereafter sponsored, maintained or contributed to by the company, a Subsidiary or an ERISA Affiliate or (b) with respect to which the company or a Subsidiary or an ERISA Affiliate may have any liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Reasonably Anticipated Projected Production” means the projected production from total Proved Developed Producing Reserves attributable to Oil and Gas Properties of the company and its Subsidiaries, determined by reference to either (a) the Reserve Report most recently delivered pursuant to Section 4.13 of the Indenture, or (b) solely for purposes of Section 4.43 of the Indenture, a Reserve Report with a recent “as of date” delivered to the Trustee (and, if requested, to any Holder requesting such report) for the purpose of Section 4.43 of the Indenture (together with the certificate referred to in Section 4.13(b) of the Indenture), which shall be prepared by or under the supervision of the chief engineer of the company who shall certify such Reserve Report to be true and accurate in all material respects and, except as therein disclosed, to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report prepared by an Approved Petroleum Engineer.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Refinancing Cap” means $460,000,000.

“Reserve Report” means a customary report, setting forth, as of the applicable dates required pursuant to Section 4.13 of the Indenture, the Proved Reserves attributable to the Oil and Gas Properties of the company and the Note Parties that, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date based upon the Strip Price on such date of determination, adjusted for historical basis differential, quality and gravity, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income Tax expense and depreciation, depletion and amortization, and adjusted to give effect to the Swap Agreements with Approved Counterparties then in effect.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the company or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the company or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the company or any of its Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Securities Account” shall have the meaning ascribed to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Obligations” means, without duplication, any and all amounts owing or to be owing by the company or any Guarantor whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising: (a) to the trustee, the Collateral Agent or any Holder under any Note Document and (b) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal of and interest on the Notes and PIK Notes (including the Make Whole Premium and the Applicable Premium) interest accruing at the then applicable rate provided in the Indenture after the maturity of the Notes and interest accruing at the then applicable rate provided in the Indenture after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the company, any of its Subsidiaries or any Guarantor under any bankruptcy law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations (including under the Exchange Agreement) and unpaid amounts, expenses, indemnities (including under the Exchange Agreement), costs, and all other obligations and liabilities of every nature of the company, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under the Indenture, the Exchange Agreement or the other Note Documents (provided that obligations arising under the Exchange Agreement shall be only for the benefit of the Persons described therein).

“Secured Parties” means, collectively, the trustee, the Collateral Agent and the Holders.

“Security Agreement” means the Second Lien Guaranty and Collateral Agreement (as amended, restated, supplemented or modified from time to time), dated as of the Issue Date, among the company, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Intercreditor Agreement, the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, intercreditor agreements, deed of trust or other grants or transfers for security executed and delivered by the company, a Guarantor or any other obligor under the Notes or any Note Document creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent for the benefit of the holders of the Notes, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the Indenture.

“Senior Secured Debt” means, at any date, the sum of (a) the aggregate principal amount outstanding under the First Lien Credit Agreement and, once the First Lien Credit Agreement ceases to exist, the Credit Facility on such date, (b) the aggregate principal amount of outstanding Notes on such date and (c) the aggregate principal amount of Debt (other than Debt referred to in clauses (a) and (b) of this definition) of the company and its Subsidiaries on such date that is secured by a Lien on any asset or Property of the company or any Subsidiary that is not junior to the Lien of the Collateral Agent granted under the Security Documents.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Solvent” means after giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the company and the Guarantors, taken as a whole, will exceed the aggregate Debt of the company and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the company and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the company and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the company and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the NYMEX and published in a nationally recognized publication for such pricing as selected by the First Lien Agent, or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60-month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60-month periods, the longest period of quotes of less than sixty (60) months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the First Lien Agent, or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders, shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in such Person’s reasonable opinion is the most comparable exchange to the NYMEX at such time.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the company or one or more of its Subsidiaries or by the company and one or more of its Subsidiaries and (b) any partnership of which the company or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the company.

“Subsidiary Guarantee” means any guarantee pursuant to Article 10 of the Indenture by a Guarantor of the company’s Secured Obligations under the Indenture and the Notes.

“Swap Agreement” means any agreement (including each confirmation under any master agreements) with respect to any swap, cap, collar, put, call, floor, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, and whether settled physically or financially, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the company or the Subsidiaries shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder, as in effect on the date on which the Indenture is qualified under the TIA (except as provided in Sections 9.01(g) and 9.03 hereof).

“Total Debt” means, at any date, the sum of all Debt of the company and its Subsidiaries on such date.

“Total PDP PV-10” means the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the company’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem Taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price (as set forth in the last sentence of this definition), adjusted in a manner to reflect the company’s and the Subsidiaries’ Swap Agreements with Approved Counterparties then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) any such calculation and the components thereof shall be in form, substance and detail reasonably satisfactory to the trustee. The amount of Total PDP PV-10 at any time shall be calculated on a pro forma basis for Material Divestitures and Material Acquisitions of Oil and Gas Properties consummated by the company and the Subsidiaries following the “as of” date of the Reserve Report most recently delivered hereto (provided that, in the case of any such Material Acquisition, the trustee (and, if requested by any Holder, the Holder requesting such report) shall have received reserve engineering data evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto) but prior to the date on which the PDP Coverage Ratio is being calculated. Notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date (other than any March 31, June 30, September 30 or December 31) shall be made using the information set forth in the then most recent Reserve Report delivered to the Trustee and, if requested, to the Holders requesting such report in accordance with the Indenture (as supplemented by any reserve engineering data received in connection with any Material Acquisition as provided in the parenthetical of the immediately preceding sentence), (ii) any calculation of Total PDP PV-10 on any March 31, June 30, September 30 or December 31 of any year shall be made using the information set forth in the Reserve Report with an “as of” date that is the same as such date, and (iii) for purposes of calculating Total PDP PV-10, the Strip Price shall be determined as of the date that is five (5) Business Days prior to the date on which the compliance certificate required to be delivered pursuant to Section 4.03(c) or Section 4.03(s) of the Indenture, as applicable, is required to be delivered.

“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the company on the date three (3) Business Days prior to the date of repayment (or deemed repayment in the event of an acceleration), to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period for the remaining months until May 15, 2020.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time; provided that, in the event that, by reason of mandatory provisions of Applicable Law, any of the attachment, perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Equity Interests of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operation of such Person.

“Weighted Yield” means, as to any Debt, the weighted yield to maturity thereof based on interest rate margin, original issue discount or fees (in each case amortized over the life of such Debt), interest rate floors or other similar component of yield, in each case, incurred or payable by the borrower or issuer of such Debt, and excluding, for the avoidance of doubt, any changes in yield due to changes in the underlying reference rate (such as LIBOR or the prime rate) or application of any default rate of no more than 3.00% per annum, call protection amounts, make whole amounts and customary annual agency fees (regardless of whether any of the foregoing amounts are paid to, or shared with, in whole or in part, any lender).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain U.S. federal income tax considerations related to the ownership and disposition of our securities by a securityholder that acquires our common stock or Notes from a selling securityholder under this prospectus. This discussion assumes that a securityholder will hold our securities acquired from a selling securityholder as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the “Code”) (generally, for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances, and does not purport to be a complete analysis of all the potential tax considerations relating thereto. In addition, this discussion does not address (i) other U.S. federal tax laws, such as estate and gift tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements), pension plans, or U.S. expatriates and former long-term residents of the United States, (iv) investors that participated in the Exchange Transaction, (v) the special tax rules that may apply to investors that acquire, hold, or dispose of our securities as part of a straddle, hedge, constructive sale, conversion or other integrated or risk reduction transaction, or (vi) the impact, if any, of the alternative minimum tax, the Medicare tax imposed on net investment income or Section 451(b) of the Code (as revised by the 2017 legislation known as the “Tax Cuts and Jobs Act”).

This summary is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person.

The tax treatment of a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A securityholder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the ownership and disposition of our securities.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, THE TAX CONSEQUENCES OF THE TAX CUTS AND JOBS ACT AND ANY APPLICABLE TAX TREATY.

Certain U.S. Federal Income Tax Considerations For Non-U.S. Holders of Common Stock

The discussion contained herein (under “—Certain U.S. Federal Income Tax Considerations For Non-U.S. Holders of Common Stock”) is a summary of certain U.S. federal income tax considerations related to the ownership and disposition of our common stock acquired under this prospectus by a non-U.S. holder. It does not address any tax considerations applicable to a holder of our common stock that is a U.S. holder.

Distributions on Common Stock

If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or any successor form of the foregoing) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. holder and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or any successor form thereof)). Any such effectively connected dividends (and, if required, dividends attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject the discussions below under “ —FATCA” and “ —Information Reporting and Backup Withholding,” any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States),

(ii) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

(iii) we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock.

Any gain recognized by a non-U.S. holder that is described in clause (i) above generally will be subject to U.S. federal income tax at the income tax rates generally applicable to a U.S. holder, and such non-U.S. holder will be required to file a U.S. federal income tax return. Any gain of a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder that is described in clause (ii) above generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

With respect to clause (iii) above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Based on the nature of our business and the assets that we own, we expect that we currently are a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common stock in the same manner as if such non-U.S. holder were a United States person and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common stock (including a redemption treated as a sale or exchange for U.S. federal income tax purposes or a distribution treated as a return of capital, as described under “—Distributions on Common Stock” above). However, if and so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations, the 15% withholding tax on gross proceeds will not apply and a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for our common stock, 5% or less of our common stock. Our common stock is currently listed on the NYSE American and, although no assurance can be given, we expect that, for as long as our common stock continues to be so listed, the common stock will be treated as “regularly traded on an established securities market.”

Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty in their particular circumstances.

Certain U.S. Federal Income Tax Considerations For Holders of Notes

The discussion contained herein (under “—Certain U.S. Federal Income Tax Considerations For Holders of Notes”) is a summary of certain U.S. federal income tax considerations related to the ownership and disposition of our Notes acquired under this prospectus by a U.S. holder or a non-U.S. holder.

Certain Additional Payments

We generally may become obligated to make payments on the Notes in excess of stated interest and principal. For example, (i) in addition to stated interest payable in cash, we will become obligated to pay interest of 1.00% per annum in kind (“PIK Interest”) for so long as we do not demonstrate compliance with certain financial ratios, and (ii) a make-whole amount is payable in connection with certain prepayments and accelerations of the Notes. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments,” which, if applicable, would cause the timing, amount and character of a securityholder’s income, gain or loss with respect to the Notes to be different from the consequences discussed herein. For purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies causing the payment of excess amounts may be ignored if (i) there is only a remote likelihood that any contingencies causing the payment of such excess amounts will occur, (ii) such excess amounts, in the aggregate, are considered incidental and/or (iii) there is a single payment schedule that is significantly more likely than not to occur. Although the issue is not free from doubt, we intend to take the position that the possibility of paying excess amounts is remote, that such amounts are incidental or that there is a single payment schedule that is significantly more likely than not to occur, and therefore the Notes are not subject to the rules governing contingent payment debt instruments. Our treatment will be binding on all investors, except an investor that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Note was acquired. Our treatment is not binding on the IRS, which may take a contrary position and treat the Notes as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments. Investors are urged to consult their own tax advisors regarding the potential application to the Notes of the rules regarding contingent payment debt instruments and the consequences thereof.

U.S. Holders

Taxation of Interest

A U.S. holder will be required to recognize as ordinary income any qualified stated interest paid or accrued on the Notes, in accordance with such holder’s regular method of tax accounting. Qualified stated interest generally is stated interest that is unconditionally payable in cash at least annually at a single fixed rate, and accordingly includes only the cash interest payable on the Notes and not any PIK Interest.

The Notes (together with shares of common stock) were originally issued to their initial holders pursuant to the Exchange Transaction in exchange for the Outstanding Notes in a transaction intended to be treated as a “recapitalization” under Section 368(a)(1)(E) of the Code. Under the applicable Treasury regulations, a debt instrument is considered to be traded on an established market or “publicly traded” if (i) an executed sale of such debt instrument occurs within the 31-day period ending fifteen days after the issue date and the sales price is reasonably available within a reasonable period of time after the sale, or (ii) at least one price quote (whether firm or indicative) is available within such 31-day period. The issue price of a debt instrument that is publicly traded is generally the fair market value of the debt instrument as determined by the trading price at the time of issuance. The Company intends to take the position that the Notes were publicly traded during the relevant period described above, and the remainder of this discussion therefore assumes that the Notes have an issue price equal to their fair market value on the issue date.

A note is issued with original issue discount (“OID”) for U.S. federal income tax purposes if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount (generally, by at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity). The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than qualified stated interest. As described above, PIK Interest is not qualified stated interest. Accordingly, the stated redemption price at maturity of the Notes includes not only their principal amount but also anticipated payments of PIK Interest. To the extent that the Notes were treated as issued to their initial holders at an issue price that was less than their stated redemption price at maturity of more than a de minimis amount, they would have OID for U.S. federal income tax purposes.

Subject to the exceptions described under “Acquisition Premium and Amortizable Bond Premium” below, a U.S. holder would be required to include in gross income periodically over the term of the Notes any OID equal to the difference between the adjusted issue price of the Notes and their stated redemption price at maturity (including increases in the principal amount of the Notes attributable to the accrual of PIK Interest), before receipt of the cash or other payment attributable to such income and regardless of the U.S. holder’s regular method of tax accounting.

The OID that a U.S. holder would be required to include in gross income as it accrues would be the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year on which such U.S. holder holds the note. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to (a) the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less (b) the qualified stated interest allocable to the accrual period. The accrual period of a note may be of any length a U.S. holder chooses and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The adjusted issue price of a Note at the beginning of any accrual period would be the issue price of such note, increased by the amount of accrued OID for each prior accrual period and decreased by the amount of any payments previously made on such note that were not qualified stated interest payments. Under these rules, a U.S. holder would be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID would increase the U.S. holder’s basis in the note.

Market Discount

If a U.S. holder acquires a Note other than in connection with its original issue at a price that is less than its adjusted issue price as of the purchase date (or issue price if the notes were not issued with OID), the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a statutory de minimis amount. Market discount accrues in addition to OID, if any. However, in contrast to OID, a U.S. holder generally is not required to include market discount in income periodically over the term of the notes before receipt of the cash or other payment attributable to such income. Instead, upon the sale, exchange or other taxable disposition of a note, any gain recognized is required to be treated as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. holder disposes of a note that has accrued market discount in a nonrecognition transaction in which the U.S. holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. holder may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies on a note-by-note basis and is irrevocable. A U.S. holder also may elect to include market discount in income currently as it accrues. Any such election applies to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S. Holder’s tax basis in the Notes will be increased by the amount of market discount included in income. Unless a U.S. holder elects to include market discount in income as it accrues, such U.S. holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry Notes with market discount.

Acquisition Premium and Amortizable Bond Premium

If the Notes were issued with OID and a U.S. holder purchases a Note at a price that exceeds its adjusted issue price as of the purchase date, then the amount of such excess, referred to as “acquisition premium” for U.S. federal income tax purposes, would reduce the amount of OID that the U.S. holder would be required to include in income. If a U.S. Holder purchases a Note at a price that exceeds the stated redemption price at maturity of the note, the amount of such excess is referred to as “bond premium” for U.S. federal income tax purposes. The U.S. holder would not be required to include any OID in income, and may elect to amortize the bond premium against interest payable on the note. In addition, any bond premium in excess of interest payable on the note may be deductible over the term of the note. If a U.S. holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. holder’s tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. holder must include in income the full amount of any interest as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.

Gain on Sale, Exchange or Other Taxable Disposition of the Notes

A U.S. holder generally will recognize gain or loss if the holder disposes of a Note in a sale, exchange or other taxable disposition. The U.S. holder’s gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. holder’s tax basis in the note generally will equal the amount the holder paid for the note, increased by any OID or market discount previously included in income, and decreased by any amortized bond premium. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. Except as discussed above with respect to market discount, the gain or loss recognized by a U.S. holder on a disposition of the note generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the note for more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at preferential rates. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders

Taxation of Interest

Subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest (including payments attributable to OID, if any) to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the recipient’s country of residence), collected by means of withholding by the payor. Payments of interest (including payments attributable to OID, if any) on the Notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax (subject to the discussions below under “FATCA” and “Information Reporting and Backup Withholding”) if the non-U.S. holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate IRS Form W-8) to the paying agent prior to the payment. If the non-U.S. holder holds the Note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to the paying agent, either directly or through other intermediaries.

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussions below under “ —FATCA” and “ —Information Reporting and Backup Withholding,” non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other taxable disposition of Notes (other than with respect to payments attributable to accrued interest or OID, if any, which will be taxed as described under “—Taxation of Interest” above). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

(i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States), in which case it would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” or

(ii) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the gain generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of Notes by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest or OID (if any) on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest (including payments attributable to OID, if any) that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly completed and executed IRS Form W-8ECI, or any successor from as the IRS designates, as applicable, prior to the payment. If the non-U.S. holder is a corporation (including for this purpose any entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder of our securities the amount of interest (including OID, if any) and dividends paid to such holder, the tax, if any, withheld with respect to such interest or dividends, and such holder’s name and address. Copies of the information returns reporting interest or dividends and withholding taxes may also be made available to the tax authorities in the country in which holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our securities to or through the U.S. office (and, in certain cases, the foreign office) of a broker, unless the holder establishes that it is not a U.S. person.

Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24%, on reportable payments with respect to our securities to any U.S. holder that is not an exempt recipient (such as a corporation that properly establishes its exemption), unless the U.S. holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding (generally, on an IRS Form W-9) and otherwise complies with the applicable requirements of the backup withholding rules. A non-U.S. holder generally may eliminate the requirement for backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or any successor form of the foregoing) or by otherwise establishing an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a securityholder’s U.S. federal income tax liability, if any, and may entitle such securityholder to a refund, provided that certain required information is timely furnished to the IRS. Securityholders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FIRPTA

As discussed above under “—Certain U.S. Federal Income Tax Considerations For Non-U.S. Holders of Common Stock—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock,” we expect that we currently are a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a 15% withholding tax (“FIRPTA withholding”) could apply to the gross proceeds payable by certain selling securityholders disposing of their common stock under this prospectus. FIRPTA withholding will not apply, however, if and so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations. Our common stock is currently listed on the NYSE American and, although no assurance can be given, we expect that, for as long as our common stock continues to be so listed, the common stock will be treated as “regularly traded on an established securities market.”

FATCA

Sections 1471 through 1474 of the Code and Treasury regulations thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest (including OID, if any), such as interest paid on our Notes, and U.S.-source dividends, including dividends, if any, paid on our common stock (and, beginning January 1, 2019, payments of gross proceeds from the sale or other disposition of certain securities producing such U.S.-source interest or dividends such as our Notes and our common stock) made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to securityholders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a securityholder may be eligible for refunds or credits of such taxes. Securityholders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

PLAN OF DISTRIBUTION

We are registering 108,806,414 shares of common stock and up to $264,054,835 aggregate principal amount of Notes to permit the resale of these securities by the selling securityholders from time to time after the date of this prospectus. The securities covered by this prospectus may be offered and sold from time to time by the selling securityholders or the selling securityholders’ pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the selling securityholders, shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in options transactions, including through the writing of put or call options (whether those options are listed on an options exchange or otherwise) relating to the securities offered by this prospectus, or the short sales of the offered securities; or

•	any combination of the foregoing, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE American pursuant to Rule 153 under the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

If underwriters are used in the sale of any securities, an underwriting agreement will be executed with the underwriter at the time of sale and we will identify any underwriters or agents and describe their compensation in a prospectus supplement used to make resales of the securities to the public. In connection with the sale of the securities, the selling securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

LEGAL MATTERS

Erik J. Romslo, the Company’s General Counsel and Secretary, will pass upon the validity of the securities being offered hereby. As of June 21, 2018, Mr. Romslo beneficially owned 548,772 shares of the Company’s common stock, which represented less than 1.0% of the total outstanding common stock of the Company.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference from Northern Oil and Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our oil and gas reserves included or incorporated by reference herein were based in part upon reports prepared by Ryder Scott Company, LP, independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us. All of the items below, except for the registration fee, are estimates.

Securities and Exchange Commission registration fee	$70,941
Accountant’s fees and expenses	7,000
Legal fees and expenses	40,000
Miscellaneous	12,059

Total	$130,000

Item 15.    Indemnification of Directors and Officers.

Under our Certificate of Incorporation, as amended, and restated by-laws (and in accordance with Section 145 of the Delaware General Corporate Law), we will indemnify to the fullest extent permitted by the Delaware General Corporate Law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including civil, criminal, administrative, investigative or other proceedings, by reason of the fact that the person is or was a director, officer or employee of the Company, or is or was serving in that capacity or as an agent at the request of the Company for another entity.

Our indemnity covers expenses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. We will indemnify a person in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in performance of his or her duty. Derivative actions are actions by us or in our right to procure a judgment in our favor. Our agents may be similarly indemnified at the discretion of our board of directors.

All of our directors and officers are covered by an insurance policy that we maintain against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.    Exhibits.

The following documents are exhibits to the registration statement:

Exhibit Number	Description

3.1	Certificate of Incorporation of Northern Oil and Gas, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 15, 2018).

3.2	Bylaws of Northern Oil and Gas, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed May 15, 2018).

4.1	Indenture, dated as of May 15, 2018, between Northern Oil and Gas, Inc. and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 18, 2018).

5.1	Opinion of Erik J. Romslo, General Counsel and Secretary of Northern Oil and Gas, Inc., regarding the legality of the securities.

10.1	Exchange Agreement, dated January 31, 2018, by and among Northern Oil and Gas, Inc. and the Noteholders party thereto (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K, filed February 23, 2018).

10.2	First Amendment to Exchange Agreement, dated March 20, 2018, by and among Northern Oil and Gas, Inc., and the Noteholders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 21, 2018).

10.3	Second Amendment to Exchange Agreement, dated April 2, 2018, by and among Northern Oil and Gas, Inc., and the Noteholders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Reports on Form 8-K, filed April 4, 2018).

10.4	Registration Rights Agreement, dated as of May 15, 2018, among Northern Oil and Gas, Inc. and the holders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed May 18, 2018).

10.5	Registration Rights Agreement, dated as of May 15, 2018, among Northern Oil and Gas, Inc. and TPG Specialty Lending, Inc., TOP III Finance 1, LLC and TAO Finance 1, LLC. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed May 18, 2018).

12.1	Calculation of Ratio of Earnings to Fixed Charges (incorporated by referenced to Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 7, 2018).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ryder Scott Company, LP.

23.3	Consent of Erik J. Romslo, General Counsel and Secretary of Northern Oil and Gas, Inc. (Included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the Securities Act or the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

(A)	Paragraphs (1)(i), (ii), and (iii) of this Item 17 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Exchange Act that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Exchange Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on June 22, 2018.

NORTHERN OIL AND GAS, INC.

By:	/s/ Michael Reger
Michael Reger
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated as of June 22, 2018:

Signature	Title

/s/ Michael Reger	Chief Executive Officer (Principal Executive Officer)
Michael Reger

/s/ Nicholas O’Grady	Chief Financial Officer (Principal Financial Officer)
Nicholas O’Grady

/s/ Chad Allen	Chief Accounting Officer (Principal Accounting Officer)
Chad Allen

*	Director
Bahram Akradi

Director
Roy Easley

*	Director
Jack King

*	Director
Robert Grabb

*	Director
Lisa Bromiley

*	Director
Delos Cy Jamison

*	Director
Michael Frantz

*	Director
Michael Popejoy

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Erik Romslo
	Erik Romslo, Attorney-in-Fact	June 22, 2018